UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☑	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PPL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PPL Corporation

Notice of Annual Meeting
May 19, 2010

and

Proxy Statement

PPL CORPORATION
Two North Ninth Street
Allentown, Pennsylvania 18101

Notice of Annual Meeting of Shareowners

Time and Date	10:00 a.m., Eastern Daylight Time, on Wednesday, May 19, 2010.

Place	Holiday Inn Conference Center 7736 Adrienne Drive Fogelsville, Pennsylvania

Items of Business	• To elect three directors listed herein for a term of three years

• To amend the company’s bylaws to eliminate classification of terms of the board of directors

• To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2010

• To consider two shareowner proposals, if properly presented

• To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You can vote if you are a shareowner of record on February 26, 2010.

Proxy Voting	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “General Information — How do I vote?”

  By Order of the Board of Directors,

Robert J. Grey
Senior Vice President,
General Counsel and Secretary

April   , 2010

Important Notice Regarding the Availability of Proxy
Materials for the Shareowner Meeting to Be Held on May 19, 2010:

This Proxy Statement and the Annual Report to Shareowners are available at
http://www.pplweb.com/PPLCorpProxy

TABLE OF CONTENTS

PROXY STATEMENT	1

GENERAL INFORMATION	1

PROPOSAL 1: ELECTION OF DIRECTORS	6
Nominees for Directors	7
Directors Continuing in Office	8

GOVERNANCE OF THE COMPANY	10
Board of Directors	10
Attendance	10
Independence of Directors	10
Executive Sessions; Presiding and Lead Director	11
Board Leadership Structure	11
Guidelines for Corporate Governance	12
Communications with the Board	12
Code of Ethics	12
Board Committees	12
Executive Committee	13
Compensation, Governance and Nominating Committee	13
Compensation Processes and Procedures	13
Director Nomination Process	15
Compensation Committee Interlocks and Insider Participation	16
Finance Committee	16
Nuclear Oversight Committee	17
Audit Committee	17
Report of the Audit Committee	17
The Board’s Role in Risk Oversight	18
Compensation of Directors	19
Annual Retainer	19
One-time Grant of Restricted Stock Units	20
Committee Retainers	20
Presiding Director Retainer	20
Other Fees	21
Directors Deferred Compensation Plan	21
2009 Director Compensation	21

STOCK OWNERSHIP	23
Directors and Executive Officers	23
Principal Shareowners	24

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	25

TRANSACTIONS WITH RELATED PERSONS	25

EXECUTIVE COMPENSATION	26
Compensation Committee Report	26
Compensation Discussion and Analysis (“CD&A”)	26
Executive Compensation Tables	44

(i)

Summary Compensation Table	44
Grants of Plan-Based Awards During 2009	47
Outstanding Equity Awards at Fiscal-Year End 2009	49
Option Exercises and Stock Vested in 2009	51
Pension Benefits in 2009	51
Nonqualified Deferred Compensation in 2009	55
Change-in-Control Arrangements	56
Retention Agreements	58
Termination Benefits	58
Severance	59
SERP and ODCP	59
Annual Cash Incentive Awards	60
Long-term Incentive Awards	60
Potential Payments upon Termination or Change in Control of PPL Corporation	62

PROPOSAL 2: COMPANY PROPOSAL TO AMEND THE COMPANY’S BYLAWS TO ELIMINATE CLASSIFICATION OF TERMS OF THE BOARD OF DIRECTORS	66

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	67
Fees to Independent Auditor for 2009 and 2008	67
Approval of Fees	67

SHAREOWNER PROPOSALS	68

PROPOSAL 4: SPECIAL SHAREOWNER MEETINGS	68

PPL’S STATEMENT IN RESPONSE TO PROPOSAL 4	69

PROPOSAL 5: DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL	70

PPL’S STATEMENT IN RESPONSE TO PROPOSAL 5	71

ANNEX A	A-1

DIRECTIONS TO ANNUAL MEETING	Inside back cover

(ii)

PPL CORPORATION
Two North Ninth Street
Allentown, Pennsylvania 18101

Proxy Statement
Annual Meeting of Shareowners
May 19, 2010
10:00 a.m. (Eastern Daylight Time)

We are providing these proxy materials in connection with the solicitation by the Board of Directors of PPL Corporation of proxies to be voted at the company’s Annual Meeting of Shareowners to be held on May 19, 2010, and at any adjournment or postponement of the Annual Meeting. Directors, officers and other company employees may also solicit proxies by telephone or otherwise. Brokers, banks and other holders of record will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. We first released this Proxy Statement and the accompanying proxy materials to shareowners on or about April   , 2010.

GENERAL INFORMATION

What am I voting on?

There are five proposals scheduled to be voted on at the meeting:

•	the election of three directors listed herein for a term of three years;

•	the amendment of the company’s bylaws to eliminate classification of terms of the board of directors;

•	the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2010; and

•	consideration of two shareowner proposals, if properly presented to the meeting.

Who can vote?

Holders of PPL Corporation common stock as of the close of business on the record date, February 26, 2010, may vote at the Annual Meeting, either in person or by proxy. Each share of PPL Corporation common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

If your shares are registered directly in your name with PPL Corporation’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “shareowner of record.” The Notice of Annual Meeting, Proxy Statement, 2009 Annual Report, proxy card and accompanying documents have been sent directly to you by PPL Corporation.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, Proxy Statement, 2009 Annual Report, proxy card and accompanying documents have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareowner of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in their mailing or by following their instructions for voting by telephone or on the Internet, if offered. Under recent amendments to the rules of the New York Stock Exchange, Proposal 1 — Election of Directors, is no longer a “routine” matter as to which brokers, banks or other holders of record may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to an uncontested director election. The company urges you to instruct your broker, bank or other holder of record on how to vote your shares.

How do I vote?

If you are a shareowner of record, you can vote by mail, by telephone, on the Internet or in person at the Annual Meeting.

•	By mail

Be sure to complete, sign and date the proxy card and return it in the postage-paid envelope we have provided. If you are a shareowner of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a shareowner of record, and the postage-paid envelope is missing, please mail your completed proxy card to PPL Corporation, c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, Minnesota 55164-0873.

•	By telephone or on the Internet

The telephone and Internet voting procedures we have established for shareowners of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

By telephone: You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

On the Internet: The Web site for Internet voting is at www.eproxy.com/ppl/.  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

The telephone and Internet voting facilities for shareowners of record will be available 24 hours a day, and will close at 11:59 p.m., Central Time, on May 18, 2010.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive from them.

•	In person at the Annual Meeting

If you are a shareowner of record, you may come to the Annual Meeting and cast your vote there, either by proxy or by ballot. Please bring your admission ticket with you to the Annual Meeting. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Please see the attendance requirements discussed under “Who can attend the Annual Meeting?”

If you mail to us your properly completed and signed proxy card, or vote by telephone or on the Internet, your shares of PPL Corporation common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•	FOR the election of all nominees listed herein for director;

•	FOR the amendment of the company’s bylaws to eliminate classification of terms of the board of directors;

•	FOR the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2010; and

•	AGAINST the two shareowner proposals.

We do not expect that any other matters will be brought before the Annual Meeting. By giving your proxy, however, you appoint the persons named as proxies as your representatives at the meeting. If an issue comes up for vote at the Annual Meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

As a participant in the PPL Corporation Employee Stock Ownership Plan, how do I vote shares held in my plan account?

If you are a participant in our Employee Stock Ownership Plan, you have the right to provide voting directions to the plan trustee, Fidelity Investments, by submitting your ballot card for those shares of our common stock that are held by the plan and allocated to your account. Plan participant ballots are treated confidentially. Full and fractional shares credited to your account under the plan as of February 26, 2010 will be voted by the trustee in accordance with your instructions. Participants may not vote in person at the Annual Meeting. Similar to the process for shareowners of PPL Corporation common stock, you may vote by mail, telephone or on the Internet. To allow sufficient time for voting by the trustee of the plan, your ballot must be returned by 12:00 p.m. (noon), Central Time, on May 14, 2010 if by mail, and if voting by telephone or on the Internet, by 11:59 p.m., Central Time, on May 14, 2010. Please follow the ballot instructions specific to the participants in the Employee Stock Ownership Plan.

If you do not return your ballot, or return it unsigned, or do not vote by phone or on the Internet, the plan provides that the trustee will vote your shares in the same percentage as shares held by participants for which the trustee has received timely voting instructions. The plan trustee will follow participants’ voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974.

May I change or revoke my vote?

Any shareowner giving a proxy has the right to revoke it at any time before it is voted by:

•	giving notice in writing to our Corporate Secretary, provided such statement is received not later than the close of business on May 18, 2010;

•	providing a later-dated vote using the telephone or Internet voting procedures; or

•	attending the Annual Meeting and voting in person.

Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or as the beneficial owner in the name of a broker, bank or other holder of record. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting. Brokerage firms, banks or other holders of record generally have the authority to vote customers’ unvoted shares on certain routine matters. For example, if your shares are held in the name of a brokerage firm, bank or other holder of record, such firm can vote your shares for the approval of the company’s proposal to amend the company’s bylaws to eliminate classification of terms of the board of directors and for the ratification of the appointment of Ernst & Young LLP, as these matters are considered routine under the applicable rules. The election of directors is no longer considered a routine matter as to which a broker, bank or other holder of record may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to an uncontested director election. The company urges you to instruct your broker, bank or other holder of record on how to vote your shares.

Who can attend the Annual Meeting?

If you are a shareowner of record, your admission ticket is enclosed with your proxy card. If you hold shares through the Employee Stock Ownership Plan, your admission ticket is attached to your ballot card. You will need to bring your admission ticket, along with picture identification, to the meeting. If you own shares in street name, please bring your most recent brokerage statement, along with picture identification, to the meeting. PPL will use your brokerage statement to verify your ownership of PPL common stock and admit you to the meeting.

What constitutes a quorum?

As of the record date, there were 377,933,654 shares of common stock outstanding and entitled to vote, and no shares of preferred stock of the company were outstanding. In order to conduct the Annual Meeting, a majority of the outstanding shares entitled to vote must be present, in person or by proxy, in order to constitute a quorum. If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions, “broker non-votes” and votes withheld from director nominees will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record who holds shares for another person has not received voting instructions from the beneficial owner of the shares and, under New York Stock Exchange, or NYSE, listing standards, does not have discretionary authority to vote on a proposal.

What vote is needed for these proposals to be adopted?

•	Election of Directors (Proposal 1)

The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by writing the number, which is beside that person’s name in the list of nominees, in the box provided to the right of such list on the accompanying proxy or by following the instructions if voting by telephone or on the Internet.

In any uncontested election of directors (an election in which the number of nominees is the same as the number of directors to be elected), any incumbent director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation following the final tabulation of shareowner votes. Your Board of Directors will decide whether to accept the resignation within 90 days following the final vote tabulation, through a process managed by the Compensation, Governance and Nominating Committee, excluding the director in question. Thereafter, your Board of Directors promptly will disclose its decision whether to accept the director’s resignation (and the reasons for rejecting the resignation, if applicable) in a Form 8-K filed with the Securities and Exchange Commission.

•	Amendment of the Company’s Bylaws to Eliminate Classification of Terms of the Board of Directors (Proposal 2)

In order to approve the amendment of the company’s bylaws to eliminate classification of the Board of Directors, the proposal must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class.

•	Ratification of the Appointment of Ernst & Young LLP (Proposal 3)

In order to approve the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, the proposal must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class.

•	Shareowner Proposals (Proposals 4 and 5)

In order to approve either shareowner proposal, the proposal must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class.

Proposal 1 is no longer considered a routine matter as to which a broker, bank or other holder of record may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to an uncontested director election. Because the company has a plurality voting standard, broker non-votes and abstentions will not affect the outcome of the vote on this proposal.

Proposals 2 and 3 are “routine” matters under New York Stock Exchange rules, and brokers, banks or other holders of record may vote in their discretion on behalf of clients that have not furnished voting instructions. Abstentions will not be treated as votes cast and will have no effect on the outcome of the vote on these proposals.

Proposals 4 and 5 are “non-routine” matters under New York Stock Exchange rules and brokerage firms, banks or other holders of record are prohibited from voting on each of these proposals without receiving instructions from the beneficial owners of the shares. In the case of Proposals 4 and 5, broker non-votes will not be considered as votes cast and will have no effect on the outcome of the vote. Abstentions will likewise not be treated as votes cast for purposes of Proposals 4 and 5 and will have no effect on the outcome of the vote.

Who conducts the proxy solicitation and how much will it cost?

PPL Corporation will pay the cost of soliciting proxies on behalf of the Board of Directors. In addition to the solicitation by mail, a number of regular employees may solicit proxies in person, over the Internet, by telephone or by facsimile. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Annual Meeting, and we expect that the remuneration to Innisfree for its services will not exceed $12,500, plus reimbursement for out-of-pocket expenses. Brokers, dealers, banks and other holders of record who hold shares for the benefit of others will be asked to send proxy material to the beneficial owners of the shares, and we will reimburse them for their expenses.

How does the company keep voter information confidential?

To preserve voter confidentiality, we voluntarily limit access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement that prohibits them from disclosing the manner in which a shareowner has voted to any employee of PPL affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

What is householding, and how does it affect me?

Beneficial owners of common stock in street name may receive a notice from their broker, bank or other holder of record stating that only one Proxy Statement and/or other shareowner communications and notices will be delivered to multiple security holders sharing an address. This practice, known as “householding,” will reduce PPL’s printing, shipping, and postage costs. Beneficial owners who participate in householding will continue to receive separate proxy forms. If any beneficial owner wants to revoke consent to this practice and wishes to receive his or her own documents and other communications, however, then he or she must contact the broker, bank or other holder of record with a notice of revocation. Any shareowner may obtain a copy of such documents now or in the future from PPL promptly upon request to the address and phone number for PPL listed on the back cover page of this Proxy Statement. If beneficial owners sharing an address wish to receive single copies of such materials in the future, they should contact their broker, banker or other holder of record.

When are the 2011 shareowner proposals due?

To be included in the proxy material for the 2011 Annual Meeting, any proposal intended to be presented at that Annual Meeting by a shareowner must be received by the Secretary of the company in writing no later than December 10, 2010:

Corporate Secretary’s Office
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

To be properly brought before the Annual Meeting, any other proposal must be received not later than 75 days in advance of the date of the 2011 Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

We have a classified Board of Directors, currently consisting of 11 directors divided into three classes. These classes consist of four directors whose terms will expire at the 2010 Annual Meeting, four directors whose terms will expire at the 2011 Annual Meeting, and three directors whose terms will expire at the 2012 Annual Meeting.

The nominees this year are Stuart E. Graham, Stuart Heydt and Craig A. Rogerson. The nominees are currently serving as directors. Messrs. Graham and Rogerson and Dr. Heydt were elected by the shareowners at the 2007 Annual Meeting. W. Keith Smith also serves in this class, but in compliance with the company’s current “Guidelines for Corporate Governance,” Mr. Smith will retire prior to the 2010 Annual Meeting of Shareowners, which follows his 75th birthday. If elected by the shareowners, Messrs. Graham and Rogerson and Dr. Heydt would serve until the 2013 Annual Meeting and until their successors are elected and qualified. Following the election of these three nominees, there will be 10 members of the Board of Directors, consisting of three classes: four directors whose terms would expire at the 2011 Annual Meeting, three directors whose terms would expire at the 2012 Annual Meeting, and three directors whose terms would expire at the 2013 Annual Meeting. If the shareowners approve Proposal 2 contained in this proxy statement to declassify the Board of Directors, all terms would expire at the 2011 Annual Meeting and all 10 directors would be up for elections at that time.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the Annual Meeting, the accompanying proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors
recommends that shareowners vote FOR Proposal 1

Nominees for Directors:

STUART E. GRAHAM, 64, retired in April 2008 as President and Chief Executive Officer of Sweden-based Skanska AB, an international project development and construction company. He continues to serve as chairman of Skanska USA Inc., a U.S. subsidiary. Mr. Graham was named President and CEO of Skanska AB and was elected to its board of directors in 2002. Prior to that, Mr. Graham served as executive vice president of Skanska AB and oversaw Skanska’s business units in the United States, the United Kingdom, Hong Kong and South America. Mr. Graham served in a number of positions at Sordoni Construction Company from 1970 until 1990, when its New Jersey operations were acquired by Skanska. He is past chairman of the Engineering and Construction Governors Council of the World Economic Forum and founder of the Engineering and Construction Risk Institute. He also serves as a member of the board of directors of Harsco Corporation, Securitas AB and Skanska AB. Mr. Graham graduated from Holy Cross College with a B.S. in economics. He is a member of the Compensation, Governance and Nominating Committee, as well as the Nuclear Oversight Committee. He has been a director since July 2008.

STUART HEYDT, 70, retired in 2000 as Chief Executive Officer of the Geisinger Health System, a position he held since 1991. He is past president and a Distinguished Fellow of the American College of Physician Executives. Dr. Heydt attended Dartmouth College and received an M.D. from the University of Nebraska. He is chair of the Audit Committee and a member of the Compensation, Governance and Nominating Committee, as well as the Executive and Nuclear Oversight Committees. Dr. Heydt has been a director since 1991.

CRAIG A. ROGERSON, 53, is Chairman, President and Chief Executive Officer of Chemtura Corporation, a position he has held since December 2008. Chemtura, located in Philadelphia, Pennsylvania, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Chemtura filed for protection under Chapter 11 of the United States Bankruptcy Code in March 2009. Mr. Rogerson served as President, Chief Executive Officer and director of Hercules Incorporated until its acquisition by Ashland, Incorporated in November 2008, a position he held since December 2003. Located in Wilmington, Delaware, Hercules was a global manufacturer and marketer of specialty chemicals and related services for a broad range of business, consumer and industrial applications. Mr. Rogerson joined Hercules in 1979 and served in a number of management positions before leaving the company to serve as President and Chief Executive Officer of Wacker Silicones Corporation in 1997. In May 2000, Mr. Rogerson rejoined Hercules and was named President of its BetzDearborn Division in August 2000. Prior to being named CEO of Hercules in December 2003, Mr. Rogerson held a variety of senior management positions with the company, including president of the FiberVisions and Pinova Divisions, Vice President of Global Procurement and Chief Operating Officer. Mr. Rogerson serves on the boards of the American Chemistry Council and the Society of Chemical Industries. He holds a chemical engineering degree from Michigan State University. He is a member of the Nuclear Oversight Committee and has been a director since 2005.

Directors Continuing in Office:

FREDERICK M. BERNTHAL, 67, is President of Universities Research Association (“URA”), a position he has held since 1994. Located in Washington, D.C., URA is a consortium of 87 research universities engaged in the construction and operation of major research facilities on behalf of the U.S. Department of Energy and the National Science Foundation. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from 1988 to 1990 as Assistant Secretary of State for Oceans, Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. He received a Bachelor of Science degree in chemistry from Valparaiso University and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Dr. Bernthal is chair of the Nuclear Oversight Committee and a member of the Audit and Executive Committees. He has been a director since 1997; his term expires in 2011.

JOHN W. CONWAY, 64, is Chairman of the Board, President and Chief Executive Officer of Crown Holdings, Inc. of Philadelphia, Pennsylvania, a position he has held since 2001. Prior to that time, he served as President and Chief Operating Officer. Crown is an international manufacturer of packaging products for consumer goods. Mr. Conway joined Crown in 1991 as a result of its acquisition of Continental Can International Corporation. Prior to 1991, he served as President of Continental Can and in various other management positions. Mr. Conway is the past Chairman of the Can Manufacturers Institute. He received his B.A. in Economics from the University of Virginia and his law degree from Columbia Law School. He is a member of the Compensation, Governance and Nominating Committee, as well as the Finance Committee. He has been a director since 2000; his term expires in 2012.

E. ALLEN DEAVER, 74, retired in 1998 as Executive Vice President and a director of Armstrong World Industries, Inc., of Lancaster, Pennsylvania. He is a director of the Geisinger Health System. He graduated from the University of Tennessee with a B.S. in Mechanical Engineering and is a former United States Army officer. He began his Armstrong career in 1960 and served as Executive Vice President for 10 years. Prior to that time, he gained experience in a variety of engineering and manufacturing positions in the United States and abroad. Mr. Deaver is chair of the Compensation, Governance and Nominating Committee and a member of the Executive, Finance and Nuclear Oversight Committees. He also serves as the lead director and presiding director who chairs executive sessions of the independent directors. He has been a director since 1991. While his term is set to expire in 2012, he is expected to retire prior to the 2011 Annual Meeting of Shareowners, which follows his 75th birthday.

LOUISE K. GOESER, 56, is President and Chief Executive Officer of Grupo Siemens S.A. de C.V. and is responsible for Siemens Mesoamérica. Siemens Mesoamérica is the Mexican, Central American and Caribbean unit of multinational Siemens AG, a global engineering company operating in the industry, energy and healthcare sectors. Before accepting this position in March 2009, Ms. Goeser served as President and Chief Executive Officer of Ford of Mexico from January 2005 until November 2008. Ford of Mexico manufactures cars, trucks and related parts and accessories. Prior to this position, she served as Vice President, Global Quality for Ford Motor Company, a position she had held since 1999. In that position, she was responsible for ensuring superior quality in the design, manufacture, sale and service of all Ford cars, trucks and components worldwide. Prior to 1999, she served as Vice President for Quality at Whirlpool Corporation, and served in various leadership positions with Westinghouse Electric Corporation. Ms. Goeser received a bachelor’s degree in mathematics from Pennsylvania State University and a master’s degree in business administration from the University of Pittsburgh. She also serves as a director of MSC Industrial Direct Co., Inc. She is a member of the Compensation, Governance and Nominating Committee and has been a director since 2003; her term expires in 2011.

JAMES H. MILLER, 61, is Chairman, President and Chief Executive Officer of PPL Corporation. Prior to his current appointment in October 2006, Mr. Miller was named President in August 2005; Chief Operating Officer in September 2004, a position he held until the end of June 2006; Executive Vice President in January 2004; and also served as President of PPL Generation, LLC, a PPL Corporation subsidiary that operates power plants in the United States. He also serves on the boards of PPL Electric Utilities Corporation and PPL Energy Supply, LLC. Mr. Miller earned a bachelor’s degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear program. Before joining PPL Generation in February 2001, Mr. Miller served as Executive Vice President and Vice President, Production of USEC, Inc. from 1995, and prior to that time as President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and in various engineering and management positions at the former Delmarva Power and Light Co. He is chair of the Executive Committee and chair of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL Corporation. Mr. Miller has been a director since 2005; his term expires in 2012.

NATICA VON ALTHANN, 59, retired in June 2008 as the Senior Credit Risk Management Executive for Bank of America, and Chief Credit Officer of U.S. Trust, an investment management company. Prior to being appointed to the Bank of America position in 2007 after U.S. Trust was acquired by Bank of America, Ms. von Althann served as Chief Credit Officer of U.S. Trust since 2003. Prior to joining U.S. Trust in 2003, Ms. von Althann served as managing director at IQ Venture Partners, an investment banking boutique. Previously, she spent 26 years at Citigroup, including in a number of senior management roles. During her time at Citigroup, among other positions, she served as managing director and co-head of Citicorp’s U.S. Telecommunications-Technology group, managing director and global industry head of the Retail and Apparel group and division executive and market region head for Latin America in the Citigroup private banking group. Ms. von Althann earned a bachelor’s degree in political science from Bryn Mawr College and completed master’s-level work in Iberian and Latin American history at the University of Cologne, Germany. She serves as a director of TD Bank, N.A., and also serves on the boards of two nonprofit organizations, YWCA of the City of New York and Neighbors Link in Mt. Kisco, New York. She is a member of the Audit and Finance Committees and has been a director since December 2009; her term expires in 2011.

KEITH H. WILLIAMSON, 57, is Senior Vice President, Secretary and General Counsel of Centene Corporation, a position he has held since 2006. Centene Corporation is located in St. Louis, Missouri and is a multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income and the State Children’s Health Insurance Program. He previously served as President of the Capital Services Division of Pitney Bowes Inc., a position he held since 1999. Pitney Bowes is a global provider of integrated mail, messaging and document management solutions headquartered in Stamford, Connecticut. Mr. Williamson joined Pitney Bowes in 1988 and held a series of positions in the company’s tax, finance and legal operations, including oversight of the treasury function and rating agency activity. Mr. Williamson earned a B.A. from Brown University, a J.D. and M.B.A. from Harvard University and an LL.M. in taxation from New York University Law School. He is a member of the Finance Committee and has been a director since 2005; his term expires in 2011.

GOVERNANCE OF THE COMPANY

Board of Directors

Attendance. The Board of Directors met seven times during 2009. Each director attended at least 75% of the meetings held by the Board and the committees on which they served during the year. The average attendance of directors at Board and Committee meetings held during 2009 was 95%. Directors are expected to attend all meetings of the Board, the Committees on which they serve and shareowners. All of our directors attended the 2009 Annual Meeting of Shareowners.

Independence of Directors. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements of the NYSE listing standards. In addition to applying these guidelines, which are summarized below and are available in the Corporate Governance section of our Web site (www.pplweb.com/about/corporate+governance), the Board considers all relevant facts and circumstances in making an independence determination. At its January 2010 meeting, the Board determined that the following 10 directors (constituting all of PPL’s non-employee directors) are independent from the company and management pursuant to its independence guidelines: Drs. Bernthal and Heydt, Messrs. Conway, Deaver, Graham, Rogerson, Smith and Williamson, and Mss. Goeser and von Althann.

In reaching this conclusion, the Board considered transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries. From time to time, our subsidiaries have transacted business in the ordinary course with companies with which several of our directors are or were affiliated. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated the following relationships:

•	Each of Mr. Conway and Mr. Graham were officers at companies with which PPL has engaged in business transactions in the ordinary course. The Board reviewed all transactions with each of these companies and determined that the annual amount of sales to PPL in each fiscal year was significantly below 1 percent of the consolidated gross revenues of PPL and each of these companies. As part of its determination, the Board also considered that most of the transactions were competitively bid.

The Board determined that all of these relationships were immaterial. Under the categorical standard of independence that the Board adopted for the company, business transactions between the company (and its subsidiaries) and a director’s employer or the employer of the director’s “immediate family member,” as defined by the rules of the NYSE, not involving more than 2 percent of the employer’s consolidated gross revenues in any fiscal year, will not impair the director’s independence. All of the transactions considered were significantly below 1 percent of the consolidated gross revenues of any of the companies involved.

Also, pursuant to NYSE standards, a director is not independent from the company and management if, within the last three years, the director or an immediate family member of the director:

•	is or has been an employee of the company (and its subsidiaries), in the case of the director, or is or has been an executive officer of the company (and its subsidiaries), in the case of an immediate family member of the director;

•	has received more than $120,000 in direct compensation from the company (and its subsidiaries) during any 12-month period (excluding director or committee fees);

•	is or was a partner or employee of any of the auditors of the company, subject to certain exceptions;

•	is or was employed as an executive officer of another company where any of the company’s present executive officers at the same time serves or served on the other company’s compensation committee; or

•	is a current employee, in the case of the director, or is a current executive officer, in the case of an immediate family member, of a company that has made payments to, or received payments from, our company for property or services in an amount which exceeds the greater of $1 million, or 2 percent of such other company’s consolidated gross revenues.

In addition to the independence requirements set forth above, the Board evaluates additional independence requirements under applicable Securities and Exchange Commission, or SEC, rules for directors who are members of the audit committee. If a director is considered independent pursuant to the standards set forth above, the director also will be deemed to be independent for purposes of being a member of our Audit Committee if:

•	the director does not directly or indirectly, including through certain family members, receive any consulting, advisory or other compensatory fee from the company (and its subsidiaries) except in such person’s capacity as a director or committee member; and

•	the director is not an “affiliated person” of the company (or any of its subsidiaries), meaning that the director does not directly or indirectly (through one or more intermediaries) control, is not controlled by or is not under common control with the company (and its subsidiaries), all within the meaning of applicable securities laws.

Executive Sessions; Presiding and Lead Director. The independent directors meet in regular executive sessions during each Board meeting without management present. The Board has designated Mr. Deaver as the presiding director to chair these executive sessions. Mr. Deaver also serves as the “lead” director of the Board.

Board Leadership Structure. The positions of Chairman and Chief Executive Officer, or CEO, are held by Mr. Miller. Mr. Deaver has served as a strong independent “lead” director for a number of years. The Board believes that the responsibilities delegated to the lead director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board believes that its lead director position balances the need for effective and independent oversight of management with the need for strong, unified leadership. Of our 11 directors, only Mr. Miller is not independent from the company. All of our committees, with the exception of the Executive Committee on which Mr. Miller serves, are composed entirely of independent directors and the agendas are driven by the independent chairs through discussions with designated management liaisons. Each independent director is encouraged to, and does, regularly contact management with questions or suggestions for agenda items. The Board does not believe that the establishment of an independent Chairman is necessary or recommended at the present time. The Board continues to have the right to separate those roles if it were to determine that such a separation would be in the best interest of the company, its shareowners and other stakeholders.

The lead director serves in the following roles:

•	presides at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors that occur at each Board meeting;

•	serves as an adviser to the Chairman and CEO, as well as a non-exclusive liaison between the independent directors and the Chairman and CEO;

•	responds directly to shareowner and other stakeholder questions that are directed to the presiding or lead director, as well as to the independent directors as a group;

•	periodically reviews or suggests meeting agendas and schedules for the Board and at least annually solicits suggestions from the Board on meeting topics, such as strategy, management performance and governance matters;

•	leads the process for evaluating the performance of the CEO, through his role as the Chair of the Compensation, Governance and Nominating Committee; and

•	fulfills such other responsibilities as the Board may from time to time request.

The Corporate Secretary’s Office, together with any other key employees requested by the lead director, provides support to the lead director in fulfilling his role.

Guidelines for Corporate Governance. You can find the full text of our Guidelines for Corporate Governance in the Corporate Governance section of our Web site (www.pplweb.com/about/corporate+governance).

Communications with the Board. Shareowners or other parties interested in communicating with the lead director, with the Board or with the independent directors as a group may write to the following address:

The Lead Director or the Board of Directors
c/o Corporate Secretary’s Office
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

The Corporate Secretary’s Office forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or auditing matters are to be brought immediately to the attention of the company’s Office of Business Ethics and Compliance and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics. We maintain our Standards of Conduct and Integrity, which are applicable to all Board members and employees of the company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the company. You can find the full text of the Standards in the Corporate Governance section of our Web site (www.pplweb.com/about/corporate+governance.htm).

Board Committees

The Board of Directors has five standing committees:

•	the Executive Committee;

•	the Compensation, Governance and Nominating Committee;

•	the Finance Committee;

•	the Nuclear Oversight Committee; and

•	the Audit Committee.

Each non-employee director usually serves on one or more of these committees. All of our committees, with the exception of the Executive Committee, are composed entirely of independent directors. The charters of all of the committees are available in the Corporate Governance section of the company’s Web site (www.pplweb.com/about/corporate+governance).

Executive Committee. During periods between Board meetings, the Executive Committee may exercise all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee). The Executive Committee met six times in 2009. The members of the Executive Committee are Mr. Miller (chair), Drs. Bernthal and Heydt and Mr. Deaver.

Compensation, Governance and Nominating Committee. The principal functions of the Compensation, Governance and Nominating Committee, or CGNC, are:

•	to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the company and its subsidiaries, and to set their remuneration, including incentive awards;

•	to review management’s succession planning;

•	to identify and recommend to the Board of Directors candidates for election to the Board;

•	to review the fees paid to outside directors for their services on the Board of Directors and its Committees; and

•	to establish and administer programs for evaluating the performance of Board members.

Another principal committee function is to develop and recommend to the Board corporate governance guidelines for the company. All of the members of the CGNC are independent within the meaning of the listing standards of the NYSE and the company’s standards of independence described above under the heading “Independence of Directors.” In addition, each member of the CGNC is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code. This committee met five times in 2009. The members of the CGNC are Mr. Deaver (chair), Mr. Conway, Ms. Goeser, Mr. Graham and Dr. Heydt.

Compensation Processes and Procedures

Decisions regarding the compensation of our executive officers are made by the CGNC. Specifically, the CGNC has strategic and administrative responsibility for a broad range of issues, including ensuring that we compensate executive officers effectively and in a manner consistent with our stated compensation strategy. The CGNC also oversees the administration of our executive compensation plans, including the design of, performance measures and award opportunities for, the executive incentive programs, and some employee benefits. The CGNC has delegated the ability to authorize stock awards to non-executive officers within the terms of a stock plan to the Corporate Leadership Council, composed of the top four senior executive officers.

The CGNC periodically reviews executive officer compensation to ensure that compensation is consistent with our compensation philosophies, company and personal performance, changes in market practices and changes in an individual’s responsibilities. At the CGNC’s first regular in-person meeting each year, which it holds in January, the CGNC reviews the performance of executive officers and makes awards for the just-completed fiscal year.

To assist in its efforts to meet the objectives outlined above, the CGNC has retained Towers Watson (known prior to January 2010 as Towers Perrin), a nationally known executive compensation and benefits consulting firm, to advise it on a regular basis on executive compensation and benefit programs. Towers Watson provides additional information to the CGNC so that it can determine whether the company’s executive compensation programs are reasonable and consistent with competitive practices. Representatives of Towers Watson regularly participate in CGNC meetings and provide advice as to compensation trends and best practices, plan design and competitive market comparisons.

The CGNC regularly engages Towers Watson to provide the following information and analyses:

•	Utility Industry Executive Compensation Trends Presentation — provides a report on current trends in utility industry executive compensation.

•	Director Pay Analysis — reviews the pay program for PPL’s non-employee directors relative to a group of utility companies and to a broad spectrum of general industry companies.

•	Executive Compensation Analysis — provides a review of compensation for the top 25 executive positions of PPL, including all of the executive officers. This review includes both utility and general industry medians and 75th percentile data and it results in a report on the compensation of executive officers and competitive market data. A detailed discussion of the competitive market comparison process is provided below, in “Compensation Discussion and Analysis-Compensation Elements-Direct Compensation.”

•	Change in Control Analysis — conducted annually to prepare calculations of severance benefit and tax gross-up values for named executive officers for disclosure in the proxy statement (see “Termination Benefits” on page 58 and “Potential Payments upon Termination or Change in Control of PPL Corporation” table on page 62).

Additionally, management may request analyses or information from Towers Watson in order to assist it in the administration of the executive compensation programs, including competitive analysis on new executive positions and valuation support for the company’s stock award program — such as Black-Scholes calculations for stock options and the valuation of performance unit grants for accounting purposes.

The vice president of Human Resources and Services is management’s liaison to the CGNC, and his staff provides support for the CGNC and regularly interacts with Towers Watson.

Annually, the CGNC requests Towers Watson’s Utility Industry Executive Compensation Trends report at its July meeting and continues with a detailed analysis of competitive pay levels and practices at its year-end meeting. The CGNC uses this analysis to provide a general understanding of current market practices when it assesses performance and considers salary levels and incentive awards at its January meeting following the performance year.

Senior management develops the business plan and recommends to the CGNC the related goals for the annual cash incentive program and the long-term incentive program for the upcoming year, based on industry and market conditions and other factors. All of the incentive goals are reviewed and approved by the CGNC.

The CGNC has the authority to review and approve annually the compensation structure, including goals and objectives, of the chief executive officer, or CEO, and other executive officers who are subject to Section 16 of the Exchange Act, including all of the executive officers named in this Proxy Statement. The CEO reviews with the CGNC his evaluation of the performance and leadership of: (1) the executive officers who report directly to him; (2) the presidents of the major business lines who report to the chief operating officer, or COO, with input from the COO; and (3) the treasurer and the controller, with input from the chief financial officer. The CEO presents his compensation recommendations to the CGNC and, based in large part on such recommendations, the CGNC approves the annual compensation, including salary, incentive compensation and other remuneration of such executive officers. In preparing his recommendations, the CEO may discuss his evaluations and potential recommendations with the vice president of Human Resources and Services and representatives of Towers Watson. The CEO does not discuss his own compensation with Towers Watson.

The CGNC manages a process for the Board of Directors to evaluate our CEO. Each director, other than the CEO, completes an evaluation of the CEO and submits the evaluation to the Chair of the CGNC, who is also the lead director. The evaluation is presented to the outside directors of the Board and discussed at the January meeting. A summary evaluation is compiled by the Chair of the CGNC, who then discusses the evaluation with the CEO. The CGNC determines the CEO’s salary and incentive awards at its January meeting, based on the Board’s evaluation.

The Board of Directors, with recommendations from the CGNC, determines the amount and form of director compensation. Towers Watson also assists the CGNC with this determination.

Towers Watson also regularly provides the company with other services, such as actuarial valuation of pension plans and retiree welfare plans, due diligence reviews of acquisition opportunities and workforce management and human resource consulting services. Additionally, during 2009, Towers Watson also assisted the company with a review of its risk management processes and procedures. The CGNC annually reviews, but does not formally approve, total expenditures paid to Towers Watson, and specifically approves expenditures for executive compensation consulting. Management reviews and approves all other expenses. In 2009, the aggregate amount paid to Towers Watson for executive compensation consultant services to the CGNC was $329,000, and the amount paid for all other services was $1,370,000.

Director Nomination Process

The CGNC establishes guidelines for new directors and evaluates director candidates. In considering candidates, the CGNC seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience. The company believes that prior business experience is valuable, and it seeks candidates who have certain prior experience relevant to serving on the Board, such as financial, operating and nuclear.

In addition, the CGNC seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the company’s operations and interests. The CGNC believes that while diversity and variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the CGNC focuses on skills, expertise or background that would complement the existing board, recognizing that the company’s businesses and operations are diverse and global in nature. Our directors come from diverse backgrounds including industrial, financial, non-profit and healthcare. Finally, the CGNC seeks individuals who are capable of devoting the required amount of time to serve effectively, including preparation time and attendance at Board, committee and shareowner meetings.

Nominations for the election of directors may be made by the Board of Directors, the CGNC or any shareowner entitled to vote in the election of directors generally. The CGNC screens all candidates in the same manner regardless of the source of the recommendation. The CGNC’s review is typically based on any written materials provided with respect to the candidate. The CGNC determines whether the candidate meets the company’s general qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

If the CGNC or management identifies a need to add a new Board member to fulfill a special need or to fill a vacancy, the CGNC usually retains a third-party search firm to identify a candidate or candidates. The CGNC seeks prospective nominees through personal referrals, independent inquiries by directors and search firms. Once the CGNC has identified a prospective nominee, it generally requests the third-party search firm to gather additional information about the prospective nominee’s background and experience. The CEO, the chair of the CGNC, and other members of the CGNC if available, then interview the prospective candidates in person. After completing the interview and evaluation process, which includes evaluating the prospective nominee against the standards and qualifications set out in the company’s Guidelines for Corporate Governance, the CGNC makes a recommendation to the full Board as to the persons who should be nominated by the Board. The Board then votes on whether to approve the nominee after considering the recommendation and report of the CGNC.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth on pages 7 to 10. In particular, with regards to Dr. Bernthal, the Board considered his service with the U.S. Nuclear Regulatory Commission and his governmental and leadership experience. With regards to Mr. Conway, the Board considered his general business background and his leadership expertise as a CEO of a publicly traded company. With regards to Mr. Deaver, the Board considered his engineering and general business background, as well as his senior executive experience. With regards to Ms. Goeser, the Board considered her leadership and business experience in a variety of industry positions. With regards to Mr. Miller, the Board considered his operating and nuclear experience. With regards to Ms. von Althann, the Board considered her financial and risk management experience, as well as senior management experience. With regards to Mr. Williamson, the Board considered his general business, finance and legal background. In connection with the nominations of Messrs. Graham and Rogerson and Dr. Heydt for election as directors at the 2010 Annual Meeting of Shareowners, the Board considered their contributions to the company’s success during their previous years of Board service. In addition, the Board considered Mr. Graham’s international construction and development experience, as well as his leadership skills from serving as a CEO of a publicly traded company. The Board considered Dr. Heydt’s business experience and leadership expertise from serving as CEO of a large healthcare system and Mr. Rogerson’s general business background and his leadership expertise as a CEO of several publicly traded companies.

Shareowners interested in recommending nominees for directors should submit their recommendations in writing to:

Secretary
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

In order to be considered, we must receive nominations by shareowners at least 75 days prior to the 2011 Annual Meeting. The nominations must also contain the information required by our Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and certain other information concerning the shareowner and the nominee. The exact procedures for making nominations are included in our Bylaws, which can be found at the Corporate Governance section of our Web site (www.pplweb.com/about/corporate+governance).

Compensation Committee Interlocks and Insider Participation. None of the members of the CGNC during 2009 or as of the date of this Proxy Statement is or has been an officer or employee of the company, and no executive officer of the company served on the compensation committee or board of any company that employed any member of the CGNC or the company’s Board of Directors.

Finance Committee. The principal functions of the Finance Committee are:

•	to review and approve annually the business plan for the company;

•	to approve company financings and corporate financial policies;

•	to authorize certain capital expenditures;

•	to authorize acquisitions and dispositions in excess of $25 million; and

•	to review, approve and monitor the policies and practices of the company and its subsidiaries in managing financial risk.

All of the members of this committee are independent within the meaning of the listing standards of the NYSE and the company’s standards of independence described above under the heading “Independence of Directors.” The Finance Committee met six times in 2009. The members of the Finance Committee are Mr. Smith (chair), Messrs. Conway, Deaver and Williamson and Ms. von Althann.

Nuclear Oversight Committee. The principal functions of the Nuclear Oversight Committee are:

•	to assist the Board of Directors in the fulfillment of its responsibilities for oversight of the company’s nuclear operations;

•	to advise company management on nuclear matters; and

•	to provide advice and recommendations to the Board of Directors concerning the future direction of the company and management performance related to the nuclear operations.

All of the members of this committee are independent within the meaning of the listing standards of the NYSE and the company’s standards of independence described above under the heading “Independence of Directors.” The Nuclear Oversight Committee met three times in 2009. The members of the Nuclear Oversight Committee are Dr. Bernthal (chair), Messrs. Deaver, Graham and Rogerson and Dr. Heydt.

Audit Committee. The primary function of the Audit Committee is to assist the company’s Board of Directors in the oversight of:

•	the integrity of the financial statements of the company and its subsidiaries;

•	the effectiveness of the company’s internal control over financial reporting;

•	the identification and management of risk;

•	the company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the company’s independent auditor and internal audit function.

The Charter of the Audit Committee, which specifies the Audit Committee’s responsibilities, is available on our Web site (www.pplweb.com/about/corporate+governance). The Audit Committee met eight times during 2009. The members of the Audit Committee are not employees of the company, and the Board of Directors has determined that each of its Audit Committee members has met the independence and expertise requirements of the NYSE, the rules of the SEC and the company’s independence standards described above under the heading “Independence of Directors.” The members of the Audit Committee are Dr. Heydt (chair), Dr. Bernthal, Mr. Smith and Ms. von Althann. Our Board of Directors has determined that Mr. Smith and Ms. von Althann are audit committee financial experts as defined by the rules and regulations of the SEC. Mr. Smith, who currently is a member of the Audit Committee, has reached the Board’s mandatory retirement age and, therefore, has not been renominated for re-election. Mr. Smith will retire from the Board prior to the Annual Meeting.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to, among other items, the integrity of the company’s financial statements. Company management is responsible for the preparation and integrity of the company’s financial statements, the financial reporting process and the associated system of internal controls. Ernst & Young LLP, the company’s independent registered public accounting firm, or “independent auditor,” is responsible for auditing the company’s annual financial statements, expressing an opinion as to whether the financial statements present fairly, in all material respects, the company’s financial position and results of operations in conformity with U.S. generally accepted accounting principles, and expressing an opinion as to the effectiveness of internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditor.

In its capacity as a Committee of the Board of Directors, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee and the Audit Committee is responsible for preapproving all audit and permitted non-audit services to be provided by the independent auditor. The Audit Committee has a policy to solicit competitive proposals for audit services from independent accounting firms at least once every seven years. The Audit Committee has discussed with the independent auditor the matters required to be discussed by applicable Auditing Standards as periodically adopted or amended, including the appropriateness and application of accounting principles.

The Audit Committee has received the written disclosures and the letter from its independent auditor required by applicable requirements of the PCAOB and the American Institute of Certified Public Accountants (AICPA) regarding the independent auditor’s communications with the Audit Committee concerning independence, and has had discussions with Ernst & Young LLP about its independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of such independent auditor.

In the performance of its responsibilities, the Audit Committee met periodically with the internal auditor and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

The Audit Committee has reviewed and discussed together with management and the independent auditor, management’s assessment of internal controls relating to the adequacy and effectiveness of financial reporting. The Audit Committee has also discussed with company management and the internal auditor the process utilized in connection with the certifications of the company’s principal executive officer and principal financial officer under the Sarbanes-Oxley Act of 2002 and related SEC rules for the company’s annual and quarterly filings with the SEC.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements and management’s assessment of the effectiveness of the company’s internal control over financial reporting be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The Audit Committee has a Committee Charter that specifies its responsibilities. The Committee Charter, which has been approved by the Board of Directors, is available on the company’s Web site (www.pplweb.com/about/corporate+governance). Also, the Audit Committee’s procedures and practices comply with the requirements of the SEC and the NYSE applicable to corporate audit committees.

The Audit Committee

Stuart Heydt, Chair Frederick M. Bernthal W. Keith Smith Natica von Althann

The Board’s Role in Risk Oversight

The Board provides oversight of the company’s risk management practices. The Board reviews material risks associated with the company’s business plan periodically as part of its consideration of the ongoing operations and strategic direction of the company. At meetings of the Board and its committees, directors receive periodic updates from management regarding risk management activities. Outside of formal meetings, the Board, its committees and individual Board members have full access to senior executives and other key employees, including the CFO, the COO, and the chief risk officer, or CRO.

Each of the committees of the Board, other than the Executive Committee, reports regularly to the full Board on risk-related matters. The committees also oversee the management of material risks that fall within such committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. The CRO communicates key risks to the Audit and Finance Committees. This communication includes the identification of key risks, emerging risks and how these risks are being managed.

A primary function of the Audit Committee is to assist the Board in the oversight of the identification and management of risk. More specifically, the Audit Committee is responsible for the review of the company’s process for identifying, assessing and managing business risks and exposures and discussing related guidelines and procedures. The Audit Committee regularly reviews risk management activities related to the financial statements, legal and compliance matters, information technology and other key areas. The Audit Committee also periodically meets in executive session with representatives from the company’s independent registered public accounting firm, the Executive Director-Corporate Audit Services and the Senior Director-Business Ethics and Compliance.

The Audit Committee also oversees the company’s enterprise risk management process. The CRO has responsibility for leading the Company’s enterprise risk management process. The company’s Risk Management group and Corporate Audit Services department report to the Audit Committee regarding key risk matters. The Executive Director-Corporate Audit Services directly reports to the Audit Committee.

The Finance Committee is responsible for, among other items provided in its Charter, reviewing, approving and monitoring the policies and practices to be followed by the company and its subsidiaries in managing market risk, credit risk, liquidity risk and currency risk. The company’s internal Risk Management Committee is chaired by the CRO. The Risk Management Committee and the CRO serve at the direction of the Finance Committee for providing oversight of risk management activities related to buying and selling electric energy and gas, fuel procurement and the issuance of corporate debt.

The Compensation, Governance and Nominating Committee considers various risks including those related to the attraction and retention of talent, the design of compensation programs, succession planning, governance matters and the identification of qualified individuals to become board members. The company has determined that any risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company.

The Nuclear Oversight Committee considers risks in connection with its responsibilities for oversight of the company’s nuclear function, including various risks related to ensuring the company has appropriate systems in place to protect the health and safety of the public and maintain compliance with applicable laws and regulations.

Compensation of Directors

Annual Retainer. Directors who are company employees do not receive any separate compensation for service on the Board of Directors or committees of the Board of Directors. During 2009, directors who were not employees of PPL, except for Messrs. Rogerson and Williamson, received an annual retainer of $141,400, of which a minimum of $96,400 was mandatorily allocated to a deferred stock account under the Directors Deferred Compensation Plan, or DDCP. Messrs. Rogerson and Williamson, for the reasons explained below, received an annual retainer of $110,000, of which $65,000 was mandatorily allocated to a deferred stock account under the DDCP. The remaining $45,000 portion of the annual retainer for all directors was paid in cash in monthly installments to each director, unless voluntarily deferred to their stock account or to their deferred cash account (as discussed below), and the stock portion was allocated in monthly installments to each director’s deferred stock account.

In June 2008, the Board revised the terms of the annual retainer paid to directors for service on the Board. As described below in “— One-time Grant of Restricted Stock Units,” prior to the effective date of this revision, upon a director’s first-time election to the Board, the director received a one-time award of 7,000 deferred restricted stock units, or “Special Stock Units,” mandatorily allocated to the director’s deferred stock account in the DDCP. Special Stock Units are subject to a five-year restriction period and forfeiture in the event a director leaves the Board before the five-year restriction period lapses. Effective June 16, 2008, the award of Special Stock Units to newly elected directors was eliminated, and the annual retainer was increased to $141,400, of which $96,400 is mandatorily allocated to the director’s deferred stock account in the DDCP. The remaining $45,000, which is paid in cash, did not change. The new retainer terms are applicable (1) to all new directors who join the Board on or after June 16, 2008, including Mr. Graham and Ms. von Althann, and (2) to ongoing directors serving on our Board as of June 16, 2008, beginning on January 1 of the year immediately following the year in which the restrictions on their Special Stock Units lapse. Because Messrs. Rogerson and Williamson joined the Board after most of the other Board members, except Mr. Graham and Ms. von Althann, their Special Stock Units will not vest until September 1, 2010 and they will not receive the increased retainer until January 1, 2011. The increase to the portion of the annual retainer that is mandatorily allocated to a deferred stock account is to replace the loss in value of the Special Stock Units as they vest.

Each deferred stock unit represents the right to receive a share of PPL common stock and is fully vested upon grant, except for the Special Stock Units, but does not have voting rights. Deferred stock units accumulate quarterly dividend-equivalent payments, which are reinvested in additional deferred stock units.

Effective January 1, 2010, the annual retainer increased by $10,000 for all directors, with a $5,000 increase to the cash portion and a $5,000 increase to the portion mandatorily allocated to a deferred stock account.

One-time Grant of Restricted Stock Units. Each non-employee director who was on the Board on January 1, 2004 received Special Stock Units as a one-time additional retainer equal to 7,000 deferred restricted stock units (which reflect the 2-for-1 common stock split completed in August 2005), which were mandatorily allocated to such director’s deferred stock account under the DDCP. Any new director joining the Board of Directors after that time, but before June 2008, also received this one-time additional retainer of Special Stock Units. These deferred stock units have a five-year restriction period and are subject to forfeiture if the director leaves the Board of Directors before the five-year restriction period ends. The five-year restriction period for all directors, except for Messrs. Rogerson and Williamson, lapsed on December 31, 2008. Messrs. Rogerson and Williamson did not receive their one-time awards until September 1, 2005, when they joined the Board, so their restrictions will lapse on September 1, 2010. They will start receiving the same mandatory deferral into their stock accounts as all of the other directors as of January 1, 2011. In June 2008, the Board eliminated the award of any new Special Stock Units to newly elected directors. As a result, no such award was granted to Mr. Graham when he joined the Board on July 1, 2008 or to Ms. von Althann when she joined the Board on December 1, 2009, but each such director received the higher adjusted retainer.

Committee Retainers. During 2009, each committee chair, except for the Audit Committee Chair, received an annual cash retainer of $6,000, which was paid in monthly installments. The Audit Committee Chair received an annual cash retainer of $11,000 during 2009. Effective January 1, 2010, the Audit Committee Chair receives an annual cash retainer of $15,000, while all other committee chairs receive an annual cash retainer of $10,000.

Presiding Director Retainer. The presiding director, who is also our “lead” independent director, receives an annual cash retainer of $30,000, which is paid in monthly installments.

Other Fees. Each non-employee director also receives a fee of $1,500 for attending each Board of Directors meeting, committee meeting and other meetings at the company’s request, and a fee of $200 for participating in meetings held by telephone conference call. Effective January 1, 2010, the fee for participating in meetings held by telephone conference call increased to $1,000 per call. PPL also reimburses each director for usual and customary travel expenses.

Directors Deferred Compensation Plan. Pursuant to the DDCP, non-employee directors may elect to defer all or any part of the fees and any retainer that is not part of the mandatory stock unit deferrals. Under this plan, directors can defer compensation other than the mandatory deferrals into a deferred cash account or the deferred stock account. The deferred cash account earns a return as if the funds had been invested in one or more of the core investment options offered to employees as part of PPL’s 401(k) plans, including publicly available mutual funds, institutionally managed funds and “lifestyle funds” available from a mutual fund provider (for 2009, the lifestyle funds were Fidelity Investments’ Freedom Funds). The brokerage account option that is available to employees is not available to directors. For 2009, only two directors elected to defer any of their cash retainer or fees into a deferred cash account. The first director deferred cash into a stable value fund managed by Fidelity, which had a rate of return of 2.89% for 2009. The second director deferred cash into the Fidelity Investments’ Freedom Fund 2020, which had a rate of return of 28.86% for 2009. Payment of the amounts allocated to the deferred cash account and accrued earnings, together with the deferred stock units and accrued dividend equivalents, is deferred until after the directors’ retirement from the Board of Directors, at which time they receive the deferred cash and stock in one or more annual installments for a period of up to ten years as previously elected by the director.

The following table summarizes all compensation earned during 2009 by our non-employee directors.

2009 DIRECTOR COMPENSATION

	Fees Earned
	or Paid
	in Cash
		Deferred into
	Paid in	Restricted	Stock	All Other
Name of Director	Cash(3)	Stock Units(4)	Awards(5)	Compensation(6)	Total
Frederick M. Bernthal	$0	$72,700	$96,400	$485	$169,585

John W. Conway	0	60,800	96,400	485	157,685

E. Allen Deaver	105,500	0	96,400	485	202,385

Louise K. Goeser	58,900	0	96,400	485	155,785

Stuart E. Graham	65,100	0	96,400	485	161,985

Stuart Heydt	82,600	0	96,400	485	179,485

Craig A. Rogerson	58,700	0	65,000	485	124,185

W. Keith Smith	0	70,100	96,400	485	166,985

Susan M. Stalnecker(1)	0	0	0	0	0

Natica von Althann(2)	6,750	0	8,033	40	14,823

Keith H. Williamson	58,400	0	65,000	485	123,885

(1)	Ms. Stalnecker resigned from the Board on January 12, 2009 due to scheduling conflicts and did not receive any director compensation for 2009.

(2)	Ms. von Althann joined the Board on December 1, 2009.

(3)	This column reports the amount of retainers and fees actually paid in cash or deferred into cash accounts in 2009 for Board and committee service by each director, including a $30,000 annual cash retainer for Mr. Deaver for serving as presiding director and the cash retainers for the committee chairs: Dr. Heydt (Audit — $11,000), Dr. Bernthal (Nuclear Oversight — $6,000) and Messrs. Deaver (CGNC — $6,000) and Smith (Finance — $6,000). Messrs. Deaver and Rogerson voluntarily deferred $75,500 and $58,700, respectively, of cash fees into their deferred cash accounts under PPL’s DDCP and these amounts are included in this column for each such director.

(4)	This column reports the dollar amount of retainers and fees voluntarily deferred into restricted stock accounts under the DDCP. Dr. Bernthal and Messrs. Conway and Smith voluntarily deferred all of their cash retainers and fees into their deferred stock accounts under the DDCP.

(5)	This column represents the grant date fair value of mandatorily deferred stock units granted during 2009 as calculated under ASC Topic 718 as of the date of grant. For additional information on PPL’s accounting methods and assumptions for stock-based awards, refer to Notes 1 and 11 of the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC. The grant date fair value for the deferred stock units was calculated using the mean of the high and low sales prices of PPL stock on the date of grant.

As of December 31, 2009, all deferred stock units held in each director’s deferred stock account were vested, with the exception of the one-time restricted stock unit award of 7,000 units held by each of Messrs. Rogerson and Williamson. Their one-time awards will vest on September 1, 2010.

(6)	This column shows the dollar value of life insurance premiums paid by the company during 2009 for each director. The company provides life insurance to each director equal to twice the amount of the annual retainer fee.

STOCK OWNERSHIP

Directors and Executive Officers

All directors and executive officers as a group hold less than 1 percent of PPL’s common stock. The table below shows the number of shares of our common stock beneficially owned as of March 5, 2010 by each of our directors and each named executive officer for whom compensation is disclosed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also includes information about stock options, stock units, restricted stock, restricted stock units granted to executive officers under the company’s Incentive Compensation Plan, or ICP, and stock units credited to the accounts of our directors under the Directors Deferred Compensation Plan, or DDCP.

	Shares of
	Common Stock
Name	Owned(1)

F. M. Bernthal	76,907	(2)
J. W. Conway	56,481	(3)
E. A. Deaver	74,483	(4)(5)
D. G. DeCampli	117,549	(6)
P. A. Farr	335,212	(7)
L. K. Goeser	24,731	(8)
S. E. Graham	10,208	(9)
R. J. Grey	326,088	(10)
S. Heydt	69,721	(5)(11)
J. H. Miller	983,253	(12)
C. A. Rogerson	16,767	(13)
W. K. Smith	58,438	(14)
W. H. Spence	298,849	(15)
N. von Althann	822	(16)
K. H. Williamson	16,767	(17)
All 19 executive officers and directors as a group	2,907,622	(18)

(1)	The number of shares owned includes: (a) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (b) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual’s account; (c) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; and (d) with respect to executive officers, shares held for their benefit by the Trustee under PPL’s Employee Stock Ownership Plan, or ESOP.

(2)	Consists of 76,907 shares credited to Mr. Bernthal’s deferred stock account under the DDCP.

(3)	Includes 53,685 shares credited to Mr. Conway’s deferred stock account under the DDCP.

(4)	Includes 65,437 shares credited to Mr. Deaver’s deferred stock account under the DDCP.

(5)	Includes additional deferred stock credited to their accounts in connection with the termination of the Directors Retirement Plan in 1996, as follows: Mr. Deaver — 5,002 shares and Dr. Heydt — 3,729 shares.

(6)	Includes 30,000 shares of restricted stock, 29,920 restricted stock units and 50,039 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(7)	Includes 40,000 shares of restricted stock, 57,390 restricted stock units and 207,206 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(8)	Includes 24,731 shares credited to Ms. Goeser’s deferred stock account under the DDCP.

(9)	Includes 5,208 shares credited to Mr. Graham’s deferred stock account under the DDCP.

(10)	Includes 38,520 restricted stock units and 286,803 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(11)	Includes 65,991 shares credited to Dr. Heydt’s deferred stock account under the DDCP.

(12)	Includes 153,000 restricted stock units and 804,526 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(13)	Includes 16,767 shares credited to Mr. Rogerson’s deferred stock account under the DDCP.

(14)	Includes 57,138 shares credited to Mr. Smith’s deferred stock account under the DDCP.

(15)	Includes 86,860 restricted stock units and 196,713 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(16)	Includes 822 shares credited to Ms. von Althann’s deferred stock account under the DDCP.

(17)	Includes 16,767 shares credited to Mr. Williamson’s deferred stock account under the DDCP.

(18)	Includes 70,000 shares of restricted stock, 439,760 restricted stock units, 1,844,287 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP, 8,731 additional shares credited to directors’ accounts in connection with the termination of a retirement plan, and 383,452 shares credited to the directors’ deferred stock accounts under the DDCP.

Principal Shareowners

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of February 16, 2010, the only persons known by the company to be beneficial owners of more than 5% of PPL’s common stock are as follows:

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership	Percent of Class
BlackRock, Inc.(1) 40 East 52nd Street, New York, NY 10022	22,192,647	5.89%

Capital World Investors(2) 333 South Hope Street, Los Angeles, CA 90071	29,100,000	7.7%

(1)	Based solely on a review of the Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010. As reported on the Schedule 13G, as of December 31, 2009, BlackRock, Inc. had sole voting and dispositive power with respect to 22,192,647 shares held by BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (Dublin) Ltd, BlackRock (Luxembourg) S.A., BlackRock Fund Managers Ltd, BlackRock International Ltd, and BlackRock Investment Management UK Ltd.

(2)	Based solely on a review of the Schedule 13G/A filed by Capital World Investors with the SEC on February 10, 2010. As reported on the Schedule 13G/A, as of December 31, 2009, Capital World Investors, a division of Capital Research and Management Company, had sole dispositive power with respect to 29,100,000 shares and had disclaimed beneficial ownership of the shares pursuant to Rule 13d-4 under the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, our directors and executive officers met all filing requirements under Section 16(a) of the Exchange Act during 2009.

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors adopted a written related-person transaction policy in January 2007 to recognize the process the Board will use to identify potential conflicts of interest arising out of financial transactions, arrangements or relations between PPL and any related persons. This policy applies to any transaction or series of transactions in which PPL Corporation or a subsidiary is a participant, the amount exceeds $120,000 and a “related person” has a direct or indirect material interest. A related person includes not only the company’s directors and executive officers, but others related to them by certain family relationships, as well as shareowners who own more than 5% of any class of PPL Corporation’s voting securities.

Under the policy, each related-person transaction must be reviewed and approved or ratified by the disinterested independent members of the Board, other than any employment relationship or transaction involving an executive officer and any related compensation, which must be approved by the Compensation, Governance and Nominating Committee, or CGNC. We collect information about potential related-person transactions in annual questionnaires completed by directors and executive officers. We also review any payments made by the company or its subsidiaries to each director and executive officer and their immediate family members, and to or from those companies that either employ a director or an immediate family member of any director or executive officer. We also review any payments made by the company or its subsidiaries to, or any payments received by the company and its subsidiaries from, any shareowner who owns more than 5% of any class of PPL Corporation’s voting securities. The company’s Office of General Counsel determines whether a transaction requires review by the Board or the CGNC. Transactions that fall within the definition of the policy are reported to the Board or the CGNC. The disinterested independent members of the Board, or the CGNC, as applicable, review and consider the relevant facts and circumstances and determine whether to approve, deny or ratify the related-person transaction.

BlackRock, Inc. filed a Schedule 13G in January 2010 stating that it holds 5.89% of PPL’s common stock. As a result of beneficially owning more than 5% of PPL’s common stock, BlackRock is currently considered a “related person” under PPL’s related-person transaction policy. After conducting a review of any relationships between BlackRock and its subsidiaries and our company and its subsidiaries, the company determined that the company invests its short-term cash overnight in money market funds managed by BlackRock Institutional Management Corporation, which received fees in the amount of approximately $244,000 during 2009. Certain affiliates of BlackRock also provided asset management investment services for the company’s U.S. retirement plan trust and one of the company’s legacy pension trusts in the United Kingdom, both of which are separate from the company and are managed by independent trustees. These relationships were reviewed and ratified by the Board of Directors in compliance with the company’s related-person transaction policy.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation, Governance and Nominating Committee has reviewed the following Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended that the Compensation Discussion and Analysis be incorporated by reference into the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and included in this Proxy Statement.

Compensation, Governance and Nominating Committee

E. Allen Deaver, Chair John W. Conway Louise K. Goeser Stuart E. Graham Stuart Heydt

Compensation Discussion and Analysis (“CD&A”)

2009 Summary

•	Total direct compensation awarded to our executive officers is composed of base salary, annual short-term cash incentives, and mid- and long-term stock-based incentives. Over 80% of total direct compensation of the chief executive officer each year is “at risk,” while over 70% of total direct compensation of all the executive officers each year is “at risk.”

•	Our compensation program reflects the company’s ongoing commitment to a pay-for-performance philosophy, where executive compensation is linked to company performance and, in some instances, to individual performance. For example, in 2008, the prior reporting period, net income and earnings from ongoing operations fell short of targeted goals and no annual short-term cash incentive awards were made to those named executive officers who serve on the company’s Corporate Leadership Council.

•	Despite a difficult operating environment, 2009 net income and earnings from ongoing operations substantially exceeded target performance and executive officers received annual cash incentive awards rewarding that performance.

•	A mix of equity-based awards will continue to play an important role in this difficult economic environment, because they reward named executive officers for the achievement of long-term business objectives and provide incentives for the creation of shareowner value.

Objectives of PPL’s Executive Compensation Program

PPL’s executive compensation program is designed to recruit, retain and motivate executive leadership and align compensation with the company’s performance. Because executive officer performance has the potential to affect the company’s profitability, the elements of our executive compensation program are intended to further the company’s business objectives by encouraging and retaining leadership excellence and expertise, rewarding our executive officers for sustained financial and operating performance, and aligning executive rewards with value creation for our shareowners over both the short and long term.

A key component of the program is total direct compensation — salary and a combination of annual cash and stock-based incentive awards — which is intended to provide an appropriate, competitive level of compensation, to reward recent performance results and to motivate longer-term contributions to achieving the company’s strategic business objectives. We evaluate the direct compensation program as a whole and seek to deliver a balance of current cash compensation and stock-based compensation. The program also balances a level of fixed compensation paid regularly — salary —

with incentive compensation that varies with the performance of the company. The incentive compensation program focuses executive awards on annual and longer-term performance and, for executive officers including the named executive officers in the Summary Compensation Table on page 44, provides the major portion of direct compensation in the form of PPL stock, ensuring that management and shareowner interests are aligned.

Other elements of PPL’s executive compensation program provide: the ability for executives to accumulate capital, predominantly in the form of equity to align executive interests with those of our shareowners; a level of retirement income; and, in the event of special circumstances like termination of employment in connection with a change in control of PPL, special severance protection to help ensure executive retention during the change in control process and to ensure executive focus on serving the company and shareowner interests without the distraction of possible job and income loss.

To ensure appropriate alignment with business strategy and objectives and shareowner interests, the Compensation, Governance and Nominating Committee of the Board of Directors, referred to throughout this section as the Committee, regularly reviews the executive compensation program and each of its components.

Compensation Elements

Our executive compensation program consists of: (1) direct compensation; (2) indirect compensation; and (3) special compensation.

Direct Compensation

The direct compensation program includes salary, an annual cash incentive award and stock-based, long-term incentive awards. Stock-based incentive awards are granted in three forms of equity: restricted stock units, performance units and stock options.

Broadly stated, the direct compensation program is intended to reward:

•	Expertise and experience through competitive salaries;

•	Short-term financial and operational performance through annual cash incentive awards, which are tied to specific, measurable objectives;

•	Achievement of sustained financial results through performance-based restricted stock unit awards;

•	Medium-term financial performance through peer-group relative performance-based performance unit awards; and

•	Stock price growth through awards of stock options.

In general, we offer a direct compensation program that is intended, in the aggregate, to be competitive with that of companies of similar size and complexity, which are also the companies with which we compete for talent. The Committee and the company target direct compensation to be generally at the median of the competitive market. Each year, competitive data are provided by the Committee’s compensation consultant, Towers Watson (prior to January 1, 2010, known as Towers Perrin), based on companies of similar size in terms of revenue scope, both in the energy services industry and general industry companies other than energy services or financial services companies. In providing these competitive data, Towers Watson uses its published compensation surveys (typically their current-year Executive Compensation Database and Long-Term Incentive Report (approximately 800 corporate participants), Energy Services Industry Executive Compensation Database (approximately 90 corporate participants) and Benchmark Compensation Survey of Energy Trading and Marketing Positions (approximately 70 corporate participants)). When possible and appropriate, analyses are performed to size-adjust the survey data to achieve a closer correlation with the appropriate revenue scope for the applicable PPL business position. We do not generally review specific pay levels of individual survey companies but rather review the statistical median of a large group of companies in order to better understand the market for executive-level positions with minimal year-to-year volatility that might exist when surveying a smaller group of companies. The result of these analyses produces a market median reference point we refer to as the “PPL competitive data,” which we believe appropriately reflects the competitive marketplace in which we compete for executive talent. General industry data determine the PPL competitive data used for staff positions and for purposes of maintaining internal equity across business lines and corporate positions for setting incentive levels; energy industry data are used as the PPL competitive data reference point for salaries of business line positions.

PPL competitive data are used in conjunction with the respective executive officer’s performance, expertise and experience for evaluating salary levels to ensure that PPL direct compensation remains competitive in the aggregate, as well as to set target incentive levels for different levels of executives. For example, salary amounts for a particular position are based on the chief executive officer’s assessment (other than with respect to his own compensation), with input from the chief operating officer and the chief financial officer, as appropriate, and the Committee’s assessment of the individual’s performance, expertise and experience. Total direct compensation in relation to other executives, as well as prior year individual performance and performance of the business line for which the executive is responsible, are also taken into consideration in determining any adjustment in pay level. Pay levels are reviewed based on the PPL competitive data provided by the compensation consultant’s analyses to ensure competitive pay is maintained to retain incumbent talent and to attract required expertise. The PPL competitive data are also used to ensure that recommended compensation levels provide competitive compensation for PPL executives over time.

In addition to assessing competitive trends and general pay levels, Towers Watson reports to the Committee regularly, and in particular at each July meeting, on recent and emerging compensation trends they perceive in the energy services industry.

The majority of direct compensation for executive officers consists of incentive compensation that varies with the performance of the company. A portion of incentive compensation is intended to reward annual or “short-term” performance; the rest consists of restricted stock units and performance units, which are intended to promote medium-term performance, and stock options, which are intended to promote longer-term stock price growth.

Table 1 below illustrates our allocation of direct compensation for our executive officers for 2009, which is shown as a percentage of total direct compensation. For example, the salary of the chief executive officer, or CEO, is targeted to represent less than 20% of total direct compensation. Incentive compensation — annual and long-term — is targeted to represent more than 80% of our CEO’s direct pay, with over 60% stock-based and linked to longer-term financial performance.

TABLE 1

Elements of Targeted Compensation as a Percentage of Total Direct Compensation — 2009(1)

	Percentage of Total Direct Compensation
	Chief Executive	Chief Financial	Other Executive
Direct Compensation Element	Officer	Officer	Officers(2) (average)
Salary	17.9%	25.3%	30.5%

Target Annual Cash Incentive Award	19.6%	19.0%	18.7%

Target Long-term Incentive Awards	62.5%	55.7%	50.8%

	100%	100%	100%

(1)	Percentages based on target award levels as a percentage of total direct compensation. Values of restricted stock units, performance units and stock option awards shown in the Summary

Compensation Table in this Proxy Statement for 2009 reflect equity awards granted in 2009. Restricted stock unit awards granted in 2009 are based on company performance prior to 2009.

(2)	Includes the positions of Chief Operating Officer; Senior Vice President, General Counsel and Secretary; and three presidents of major business lines.

Base Salary

We set base salaries to reward expertise and experience. Salaries are not “at risk” in the sense that, once established, they are paid regularly and are not contingent on attainment of specific objectives. Salaries are established annually based on the expertise and experience of each executive and sustained individual performance and performance of the business line for which the executive is responsible, if applicable. In determining individual performance, we review individual effectiveness, business line results, if applicable, and conformity with expected behavior based on PPL’s corporate values. Additionally, the critical need for a particular executive’s skill and an overall assessment of an executive’s pay in relation to others within the company are considered in determining an individual’s base salary. Once pay levels are established using this criteria, we review the level of pay relative to the PPL competitive data.

Generally, we expect to pay salaries at the median of the PPL competitive data. Salaries are considered paid competitively if they are within 15% of the PPL competitive data median, or within the PPL competitive range for a particular position. For example, if the median of PPL competitive data for the CEO position is $1,000,000, we consider appropriate market compensation for this position as ranging between $850,000 and $1,150,000, or 15% less than and 15% greater than the market reference point of $1,000,000. An executive’s salary would be expected to be within this competitive range over time — there is no established policy to prescriptively align with any particular market position.

Because target incentive award levels are set as a percentage of base salary, increases in salary also affect annual cash incentive award and equity incentive award opportunities.

In January of each year, the Committee reviews base salary levels for all executive officers, including the named executive officers.

At its meeting on January 22, 2009, the Committee approved base salaries for the named executive officers as described below:

TABLE 2

2009 Salary Adjustments by Position
(effective January 1, 2009 unless otherwise noted)

		PPL Competitive
Name and Position	Prior Salary	Range	2009 Salary	% Change
J. H. Miller
Chairman, President and Chief Executive Officer	$1,145,000	$922,000-$1,248,000	$1,145,000	0.0%

W. H. Spence
Executive Vice President and Chief Operating Officer	$660,000	$582,000-$788,000	$660,000	0.0%

P. A. Farr
Executive Vice President and Chief Financial Officer	$500,000	$493,000-$667,000	$535,000	7.0%

R. J. Grey
Senior Vice President, General Counsel and Secretary	$425,900	$374,000-$506,000	$425,900	0.0%

D. G. DeCampli*
President of PPL Electric Utilities Corporation	$350,000	$361,000-$489,000	$400,000	14.3%

*	Mr. DeCampli’s salary was set at $380,000 in January 2009. Effective May 18, 2009, his salary was increased to $400,000.

For 2009, in light of the challenges experienced by the company during 2008, the Committee generally made no change in salaries for the Corporate Leadership Council, or CLC, members, which includes Messrs. Miller, Spence, Farr and Grey. The CLC also received no annual cash incentive awards in early 2009 for the 2008 performance year. A salary adjustment, however, was approved for Mr. Farr as discussed below. Other executive officers, including presidents of major operating subsidiaries, including Mr. DeCampli, were considered for salary increases based on their individual expertise and experience, their performance, their pay relative to other executives and the PPL competitive data.

Mr. Farr was promoted to the role of chief financial officer, or CFO, in 2007, and, as a result of his salary being in the lower half of the PPL competitive range, the Committee adjusted his salary in 2007 and did so again in 2008. Mr. Farr effectively performed his role particularly during 2008 in a difficult financial environment generally and during a difficult financial year for PPL. In light of Mr. Farr’s contribution and continued effective performance in his role on the executive team, the Committee thought it appropriate to increase Mr. Farr’s salary to just below the mid-point of the competitive range.

A salary increase for Mr. DeCampli of $30,000 was approved in January 2009 and reflects continued effective performance, particularly in his role of managing his business line through the Pennsylvania rate-cap expiration process, and that his salary and total direct compensation were low in the competitive range. With this adjustment, the Committee brought Mr. DeCampli’s salary to just under the mid-point of the competitive salary range with total direct compensation, at target, at about 5% above the mid-point and squarely in the middle of the competitive range.

In May 2009, the Committee further increased Mr. DeCampli’s salary by $20,000 at the time it implemented a retention package for Mr. DeCampli that included retention shares (further discussed under “Retention Agreements” on page 58) and additional pension service (further discussed under “Pension Benefits in 2009” on page 51).

Annual Cash Incentive Awards

The annual cash incentive award program is designed to reward annual performance compared to business objectives established at the beginning of the year. Unlike salary, where payment is a fixed amount paid regularly, this compensation element is “at risk” because awards are based on achievement of prescribed business results. Awards may vary from the target award (that is, the result at which payouts would be at 100% of the target opportunity) to the threshold or minimum payment of 50% of target or to the program maximum of 200% of target established for each position. No payment will be made if the corporate financial performance results are below the 50% payment threshold.

The Committee makes annual cash incentive awards to executive officers under the shareowner-approved PPL Corporation Short-Term Incentive Plan, or the Short-Term Incentive Plan. The awards are based on objective corporate financial and operational measures. Specific written performance objectives and business objectives are established by management and approved by the Committee during the first quarter of each calendar year. The Committee establishes target award levels, set as a percentage of salary for each executive, targeted at the approximate median of the PPL competitive data and based on an internal comparison of executive positions.

The Committee set the following target award levels for the positions listed for the 2009 annual cash incentive awards under the Short-Term Incentive Plan, which did not change from 2008:

TABLE 3

Annual Cash Incentive Targets by Position for 2009

Targets as %
Position	of Salary
Chief Executive Officer	110%

Executive Vice President and Chief Operating Officer	85%

Executive Vice President and Chief Financial Officer	75%

Senior Vice President, General Counsel and Secretary, and President of PPL EnergyPlus, LLC	65%

Presidents of other principal operating subsidiaries, including PPL Electric Utilities Corporation	50%

At its December 2008 and January 2009 meetings, the Committee conducted a review of the incentive compensation program design in light of the challenges experienced by the company during 2008. The Committee concluded that the incentive compensation program was operating appropriately. The absence of any annual cash incentive award for 2008 performance for the named executive officers who serve on the Corporate Leadership Council demonstrated that our program design appropriately responds to our business results.

At its March 2009 meeting, in addition to approving the performance goals for 2009, the Committee approved two changes to the annual cash incentive program effective for the 2009 performance period. The Committee (1) extended the performance range of the program to provide for a 200% potential, maximum payout if performance is proportionately higher than the prior maximum payout of 150% of the target, and (2) implemented a program cutoff, eliminating awards if certain corporate goals are not met. The change to the payment range aligns the program with competitive practice where the typical payment range is 50% to 200% of the target. The cutoff will eliminate any annual cash incentive payments for executives and employees for operating unit performance if performance on the corporate financial or earnings per share, or EPS, goal is 20% or more lower than the target for the 2009 performance period. Previously, even if EPS goal performance did not exceed the threshold, operating unit results may have produced an annual cash incentive award for executives and employees other than the members of the Corporate Leadership Council.

The corporate financial goal for 2009, which was a fully diluted EPS target described in detail below, represented 100% of the total award for the Corporate Leadership Council members and 60% of the total award for presidents of principal operating subsidiaries, including the President of PPL Electric Utilities Corporation. The remaining portion of the presidents’ award opportunity is composed of business line operating results (20%) and individual performance (20%). Various measures make up operational objectives, including business line net income, marketing and trading gross margin, generation availability, operation and maintenance expense and capital expenditure amounts, safety and environmental performance and other measures critical to the success of the business lines, those of which apply to Mr. DeCampli are described in detail below in Table 6.

The following table summarizes the weightings allocated to financial and operational results, by named executive officer position, for determining 2009 annual cash incentive awards:

TABLE 4

Annual Cash Incentive Weightings Applied to Financial and Operational Results

	CEO;	PPL Electric
	COO; CFO;	Utilities
Category	SVP(1)	President
Financial Results	100%	60%

Operational Results

PPL Electric Utilities Corporation	—	20%

Individual Performance	—	20%

(1)	Annual cash incentive awards for members of the Corporate Leadership Council are based solely on the corporate financial results or EPS for the year and are not further adjusted for individual performance.

At its January 2010 meeting, the Committee reviewed 2009 performance results to determine whether the named executive officers had met pre-established 2009 performance objectives. Annual cash incentive awards are determined as summarized below by multiplying the financial results, and where applicable, operational results and individual performance, by the weightings in Table 4 above to determine the total performance result for each position. The total performance result is then multiplied by the target award opportunity as detailed in Table 3 above and then multiplied by salary as of December 31, 2009, the end of the performance period.

In determining individual performance for the annual cash incentive awards for the presidents of major business lines, including the President of PPL Electric Utilities Corporation, the Committee considers the recommendations of the CEO. In developing his recommendations, the CEO consults with the chief operating officer, or COO, who establishes individual objectives at the beginning of the year and conducts a performance review at the end of the performance year on each executive. The performance review includes an assessment conducted by the COO with input from the Corporate Leadership Council members and the vice president-Human Resources and Services. The assessment contains two dimensions — an assessment of attainment of overall objectives for the year, as well as an assessment of values behaviors and key attributes.

annual
				target award		year-end		cash
results	×	weights	×	%	×	salary	=	incentive
		(Table 4)		(Table 3)		(Table 2)		award

As a result, the Committee approved the following annual cash incentive awards, which are reflected in the Summary Compensation Table in the column headed “Non-Equity Incentive Plan Compensation.”

TABLE 5

Annual Cash Incentive Awards for 2009 Performance

	Salary Basis for	Total Goal	2009 Annual Cash
Name	Award	Results	Award
J. H. Miller	$1,145,000	200%	$2,519,000

W. H. Spence	660,000	200%	1,122,000

P. A. Farr	535,000	200%	802,500

R. J. Grey	425,900	200%	553,700

D. G. DeCampli	400,000	179.7%	359,400

As noted above, the total goal results are based on corporate financial results and, in the case of Mr. DeCampli, operational results and individual performance. The financial objectives, described in detail below, are based on PPL’s business plan, which is approved annually by the Finance Committee of the Board of Directors. The operational objectives are established to support financial results for both the short and longer term.

Awards for the positions of the named executive officers over the most recent five years have ranged from 0% to 200% of target for the corporate executive officers (including the CEO and CFO).

Financial Results. Target EPS for the annual cash incentive program was $1.75 for 2009, with a 200% payout maximum at $1.93 and a 50% payout threshold at $1.58. Results below $1.58 result in a zero payout for Corporate Leadership Council members and a zero payout on this portion of the incentive goal for presidents of principal operating subsidiaries. The target EPS used for goal purposes is earnings per share from ongoing operations. No annual cash incentive awards, including those to presidents based on operating unit results, would have been paid if EPS results were less than $1.40.

The EPS achieved for purposes of the annual cash incentive program for 2009 was $1.95, which is slightly above the goal resulting in the 200% payment maximum.

Operational Results. Operating objectives are detailed, quantifiable objectives set specifically for each business line annually. The operational objectives are structured to attain the target EPS for the year, while at the same time promoting near-term activities that benefit the operating assets in future years. Because the target EPS is a challenging goal, many of the supporting operational objectives require difficult-to-reach elements in order to produce operating results that render the target EPS. Specific operating objectives applied to the business line presidents during 2009, including Mr. DeCampli. The specific operational target objectives and weights for PPL Electric Utilities Corporation that produced the total goal results in Table 5 for Mr. DeCampli are detailed in Table 6, below.

TABLE 6

Annual Cash Incentive Goals and Results

					D. G. DeCampli
		WEIGHT			WEIGHT
		WITHIN			IN	TOTAL
		OPERATING		OBJECTIVE	TOTAL	AWARD
GROUP	OBJECTIVE SUMMARY STATEMENTS	UNIT	RESULTS	SCORE	AWARD	RESULT
FINANCIAL RESULTS

PPL Corporation

	Achieve PPL Corporation Earnings Per Share from Ongoing Operations ≥ $1.75.	n/a	200.0%	200.0%	60%	120%

OPERATIONAL RESULTS

PPL Electric Utilities Corporation	1. Achieve earnings before interest and taxes (EBIT) ≥ $514.7 million.	50%	103.0%	51.5%

	2. Limit capital spending ≤ $286.4 million.	30%	70.7%	21.2%

	3. Fulfill regulatory and legislative requirements resulting from rate settlements and Act 129 with regard to customer education programs, energy efficiency and demand side management.	10%	150.0%	15.0%

	4. Achieve compliance for all North American Electric Reliability Corporation and ReliabilityFirst Corporation (RFC) electric reliability standards and successfully complete the RFC audit.	10%	110.0%	11.0%

		100%		98.7%	20.0%	19.7%

FINANCIAL/OPERATIONAL GOAL SUB-TOTAL					80%	139.7%

INDIVIDUAL PERFORMANCE GOAL ACHIEVEMENT					20%	40.0%

TOTAL					100%	179.7%

Achievement of objectives that are not easily quantifiable is measured by the attainment of agreed- upon milestones and Corporate Leadership Council review and determination. If the milestones are not met, the Corporate Leadership Council does not have the discretion to waive the goal requirements.

In determining achievement on the individual component of the annual cash incentive award for Mr. DeCampli, the COO assessed Mr. DeCampli’s performance based on a variety of corporate values, as well as personal and operational goals, not one of which is material to the determination of his overall compensation. The COO reviewed his assessment with the CEO to arrive at a recommendation for the Committee that Mr. DeCampli achieved maximum performance or 200% of this 20% portion of his total award.

Long-term Incentive Awards (Equity Awards)

We grant long-term incentive awards to align the interests of the executive officers with those of our shareowners. Long-term incentive awards for executive officers are made annually under the shareowner-approved PPL Corporation Incentive Compensation Plan.

The long-term incentive program is designed to reward mid- and long-term performance and is composed of three awards:

•	Restricted stock unit awards for sustained financial and operational performance;

•	Performance unit awards for three-year performance relative to our industry peers based on total shareowner return — stock price growth and dividends; and

•	Stock option awards for stock price growth.

General

We grant restricted stock unit awards based on the achievement of targeted business results, which is currently the most recent three-year average of corporate financial results as determined for the annual cash incentive program. Restricted stock unit awards provide executives the right to receive an equivalent number of shares of PPL common stock after a restriction or holding period. These grants are therefore “at risk” because awards may vary from zero to the program maximum of 200% of target. Restricted stock unit awards are also “at risk” compensation because the awards are denominated in shares of PPL stock and are subject to vesting and potential forfeiture, and the ultimate value realized by the executives is directly related to PPL’s stock price performance.

Restricted stock unit awards granted in 2010, based on company performance prior to 2009, have a three-year restriction period, with restrictions scheduled to lapse in 2013. During the restriction period, each restricted stock unit entitles the executive to receive quarterly payments from the company equal to the quarterly dividends on one share of PPL stock, thereby recognizing both current income generation and stock price appreciation or depreciation in line with PPL shareowners.

Performance units are a total shareowner return-based performance unit award under which executives receive a target number of performance units at the beginning of the performance period, with the actual amount of shares of common stock earned at the end of the performance period dependent on the three-year total shareowner return results of the company compared to the total return of companies in the S&P Electric Utilities Index. Total shareowner return reflects the combined impact of changes in stock price plus dividends paid over the performance period. The performance unit awards provide executives the right to receive a number of shares of PPL common stock based on PPL total shareowner return relative to industry peers. Performance units are granted at the beginning of a three-year performance period and are payable in shares of PPL common stock following the performance period. Cash or stock dividend equivalent amounts payable on PPL common shares are converted into additional performance units and are payable in shares of PPL common stock at the end of the performance period based on the determination by the Committee of whether the performance goals have been achieved. These grants are “at risk” because total shares distributed at the end of the performance period, including shares distributed in respect of the performance unit grant itself and all reinvested cash or stock dividend equivalents, may vary from zero to the program maximum of 200% of target and are subject to potential forfeiture. The ultimate value realized by the executives is directly related to PPL’s total shareowner return relative to its industry peers and to PPL’s stock price performance. The Committee has no discretion to provide for payment of the performance units absent attainment of the stated target levels.

We also grant stock options. Stock options provide the holder the right to purchase PPL stock at a future time at an exercise price equal to the closing price of PPL stock on the grant date. Stock options normally will not be exercised by the holder if the stock price does not increase after the grant date. As a result, stock option awards are designed to reward executives for increases in PPL’s stock price.

Stock options granted in 2009 become exercisable over three years — one-third at the end of each anniversary of the grant date — and are exercisable for ten years from the grant date, subject to earlier expiration following specified periods after termination of employment.

Under the terms of the company’s Incentive Compensation Plan, restricted stock units, performance units and unvested stock options are forfeited if the executive voluntarily leaves PPL and generally become vested if the executive retires from the company prior to the scheduled vesting date. However, any stock options granted within 12 months prior to an executive officer’s retirement date will be forfeited. See “Termination Benefits — Long-term Incentive Awards” for a description of conditions of the provisions and expiration dates applicable to awards.

From time to time, as an additional incentive to encourage and reward an executive’s superior performance and service with PPL and to retain key talent, we may also grant additional restricted stock under our company’s Incentive Compensation Plan. In 2009, additional restricted stock was granted to Mr. DeCampli as a retention measure. See “Retention Agreements” on page 58 for previous additional restricted stock awards granted to Messrs. Miller and Farr.

Structure of Awards

The Committee introduced the performance unit component of the long-term incentive program in 2008. At the same time, the Committee also rebalanced the value of the three stock-based components to the following percentages of an executive’s total long-term incentive opportunity: 40% restricted stock units; 20% performance units; and 40% stock options. This decision was based on changes recognized in market practice and on the Committee’s view of the appropriate balance of the three forms of stock-based compensation. The Committee made no changes to this balance for 2009.

Target award levels for each component of the long-term incentive program seek to balance executive focus on the company’s business objectives, to balance the internal compensation levels of executive positions and to reflect the PPL competitive data. The target award levels for the named executive officers were set as a percentage of salary for 2009 and are provided below:

At its December 2008 and January 2009 meetings, the Committee conducted a review of the incentive compensation program design in light of the challenges experienced by the company during 2008. The Committee generally concluded that the incentive compensation program was performing appropriately. At its January 2009 meeting, the Committee increased Mr. Miller’s long-term incentive target to 350% of salary from 325% after review of the PPL competitive data.

TABLE 7

Long-term Incentive Award Targets

	(Targets as % of Salary)
	Restricted
	Stock	Performance	Stock
Position	Units	Units	Options	Total
Chief Executive Officer	140%	70%	140%	350%

Executive Vice President and Chief Operating Officer	100%	50%	100%	250%

Executive Vice President and Chief Financial Officer	88%	44%	88%	220%

Senior Vice President, General Counsel and Secretary and President of PPL EnergyPlus, LLC	64%	32%	64%	160%

Presidents of other principal operating subsidiaries, including PPL Electric Utilities Corporation	58%	29%	58%	145%

Restricted Stock Unit Awards

A restricted stock unit award is made by the Committee after the end of each year, based on the most recent three-year average financial results of the annual cash incentive program. Grants are subject to a three-year restriction period:

target award %	×	salary	×	3-year average EPS results	÷	market price of PPL stock as of award date	=	number of units granted

This award is designed to reward sustained financial performance.

Performance Unit Awards

A grant of performance units is made each year at each executive’s target award level:

target award %	×	salary	÷	market price of PPL stock as of award date	=	number of units granted

At the end of the performance period, PPL total shareowner return, or TSR, for the three-year period will be compared to the total return of companies in the S&P Electric Utilities Index. The Committee will determine whether the performance goals are satisfied. Upon certification that the performance goals have been satisfied, the performance units and reinvested dividend equivalents will vest and will be paid based on the following table. Percentile ranks falling between the thresholds listed below will result in a payout calculated on a linear basis between payout thresholds (for example, a percentile rank of 45% would result in a payout at 75% of target).

Percentile Rank
(PPL TSR performance, relative to	Payout
companies in Index)	(Expressed as a % of Target Award)

85th Percentile or above	200% (the Maximum Award)

50th Percentile	100% (the Target Award)

40th Percentile	50%

Below 40th Percentile	0%

This award is designed to reward performance relative to our industry peers. Performance units are payable in shares of PPL common stock and the reinvested cash dividend equivalents and any stock dividend equivalents are payable in additional shares of PPL common stock, each after the three-year performance period and after the Committee has determined that the performance goals are satisfied.

Stock Option Awards

A grant of stock options is made each year at each executive’s target award level:

target				option value		number
award	×	salary	÷	as of award	=	of options
%				date		granted

This award is designed to promote stock price growth.

The value of the long-term incentive awards as of the grant date, based on the targets, delivers a level of total direct compensation intended to pay executive officers at a level that compares to the median of the PPL competitive data. The ultimate value of long-term incentive awards to executives is tied to the future value of PPL’s total shareowner return — stock price growth and dividends. To the extent total shareowner value increases, executives may realize values that exceed the values as determined on the grant date. Similarly, should shareowner value decline, executive compensation levels for these awards could fall below the grant values, possibly to zero.

Awards for 2009

At its January 2009 meeting, the Committee approved performance unit and stock option awards for 2009.

At its meeting in January 2010, the Committee reviewed and certified the performance results for the 2009 cash incentive compensation award. These results impact the following restricted stock unit award granted in January 2010 for 2009 performance:

•	Restricted stock unit award for sustained financial results: the 2009 annual cash incentive results for executives were averaged with similar results for 2008 and 2007, which were based solely on EPS achievement and formed the basis for the award made in 2010 for performance over the preceding three years. The average results were 113.2%, which represents the average of 2009-200.0%; 2008-0%, and 2007-139.6%.

The Committee also approved restricted stock unit awards for 2009 performance of the named executive officers. These awards are set forth in the table below. The restricted stock unit awards included in the Summary Compensation Table for 2009 were granted in January 2009, but were part of the 2008 compensation package for the named executive officers. The awards for 2009 performance below will be included in the Summary Compensation Table for 2010 because they were granted in 2010.

TABLE 8

Long-Term Incentive Awards for 2009

	(Awards in Dollars)
	Restricted
	Stock	Performance	Stock
Name	Units(1)	Units(2)	Options(2)
J. H. Miller	$1,814,600	$801,500	$1,603,000

W. H. Spence	747,100	330,000	660,000

P. A. Farr	532,900	220,000	440,000

R. J. Grey	308,600	136,300	272,600

D. G. DeCampli	262,600	101,500	203,000

(1)	Includes restricted stock awards granted in January 2010 as part of the 2009 compensation package for the named executive officers. The restricted stock unit awards in the Summary Compensation Table were granted in 2009, but were part of the 2008 compensation package for the named executive officers.

(2)	Includes performance units and stock options granted in January 2009.

Perquisites and Other Benefits

Officers of the company, including the named executive officers, are eligible for company-paid financial planning services. These services include financial planning, tax preparation support and a one-time payment for estate documentation preparation. These services are provided in recognition of time constraints on busy executives and their more complex compensation program that requires professional financial and tax planning. We believe that good financial planning by experts reduces the amount of time and attention that executive officers must spend on such issues and maximizes the net financial reward to the employee of compensation received from the company. Such planning also helps ensure that the objectives of our compensation programs are met and not frustrated by unexpected tax or other consequences.

The value of all perquisites for 2009 is summarized in Note 8 to the Summary Compensation Table.

Indirect Compensation

Officers of the company, including the named executive officers, participate in benefit programs offered to all company employees. In addition, officers are eligible for the executive benefit plans described below.

The company’s retirement income benefits are designed to provide a competitive level of income replacement in retirement for career executives. The primary retirement income program for executives consists of two plans: (1) the PPL Retirement Plan, a tax-qualified, defined benefit pension plan available to employees of the company generally; and (2) the Supplemental Executive Retirement Plan, or SERP, a nonqualified defined benefit pension plan available for officers of the company.

We have established a retirement income target for the PPL Retirement Plan and SERP for executives at 55% of pay (defined as five-year average total cash compensation) for a career employee with 30 years of service. Additional details on these plans are provided under “Executive Compensation Tables — Pension Benefits in 2009.”

The company’s SERP benefits are competitive relative to companies with which it competes for talent and are necessary to retain executives and to recruit new executives to join the company.

The primary capital accumulation opportunities for executives are: (1) stock gains under the company’s long-term incentive program and employee stock ownership plan; and (2) voluntary savings opportunities that, for 2009, included savings through the tax-qualified employee savings plan, which is a 401(k) plan (our PPL Deferred Savings Plan), and the Officers Deferred Compensation Plan, which is a nonqualified deferred compensation arrangement.

Under the PPL Deferred Savings Plan, the company provides matching cash contributions of up to 3% of the participating employee’s pay (defined as salary plus annual cash incentive award) up to contribution limits imposed by federal tax rules. Participating employees are vested in the company matching contributions after one year of service. This plan provides a selection of core investment options, including publicly available mutual funds, institutionally managed funds and “lifestyle funds” available from a mutual fund provider (for 2009, the lifestyle funds were Fidelity Investments’ Freedom Funds). The plan investment options also include a brokerage account option that allows participants to select from a broad range of publicly available mutual funds, including those of the plan trustee as well as competitor funds. Participants may request distribution of their accounts at any time following termination of employment.

Our Officers Deferred Compensation Plan permits participants to defer up to all but $75,000 of their base salary and up to all of their annual cash incentive awards. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more investment choices that generally mirror those that are available generally to employees under the PPL Deferred Savings Plan. For additional details on the Officers Deferred Compensation Plan, see “Executive Compensation Tables — Nonqualified Deferred Compensation in 2009” table on page 55. Matching contributions are made under this plan on behalf of participating officers to make up for matching contributions that would have been made on behalf of such officers under the PPL Deferred Savings Plan but for the imposition of maximum statutory limits on qualified plan benefits (for example, annual limits on eligible pay and contributions). Executive officers who reach the maximum limits in the PPL Deferred Savings Plan are generally eligible for matching contributions under the Officers Deferred Compensation Plan. There is no vesting requirement for the company matching contributions. Retirement benefits and capital accumulation contributions under the Officers Deferred Compensation Plan are not affected by any long-term incentive or equity awards.

The company also has a tax-qualified employee stock ownership plan, the PPL Employee Stock Ownership Plan, or ESOP, to which the company makes an annual contribution. Historically, the company has contributed a dollar amount to the ESOP that is equal to the tax benefit it receives for a tax deduction on dividends paid on PPL common stock held by the trustee of the ESOP. Contributions are then allocated among the ESOP participants based on the following two measures: (1) the amount of total dividends paid on the participant’s account; and (2) a pro rata amount based on salary up to a median salary amount. The total allocation cannot exceed 5% of a participant’s compensation. The ESOP trustee invests exclusively in the company’s common stock. All named executive officers participate in the ESOP, as well as employees of the company’s major business lines. Shares held for a minimum of 36 months are available for withdrawal, and participants may request distribution of their account at any time following termination of employment. There is no vesting period for contributions made under the ESOP. The participant has the option of receiving the actual shares of common stock or the cash equivalent of such shares at the time of withdrawal or distribution.

Special Compensation

In addition to the annual direct and indirect compensation described above, the company provides special compensation under certain specific situations.

Hiring and Retention. As part of the executive recruiting process, the company makes offers of employment to new executive candidates that will attract talent to the company and compensate these candidates for compensation they may lose when terminating employment with their prior employer.

Generally, annual compensation for new executive officers is consistent with that of current executives in similar positions. Incentive awards for the year of hire are generally prorated for the period of service during the executive’s initial year of employment and made after the end of the year. One-time awards may be made in restricted stock or restricted stock units to replace awards a new executive may be losing from a former employer or as part of a sign-on award to encourage an executive to join the company.

In limited circumstances, generally involving mid-career hirings, the company may enter into retention agreements with key executives to encourage their long-term employment with the company. These agreements typically involve the grant of restricted stock on which the restrictions lapse after a period of time that may vary on a case-by-case basis. During the term of the restrictions, the executive receives dividends or dividend equivalents. The intention is to retain key executives for the long-term and to focus the executive’s attention on stock price growth during the retention period.

Individual awards vary based on an executive’s level, company service and the need for retention and/or the market demand for an executive’s talent. The amount of an award is typically a multiple of salary converted to restricted stock as of the grant date. For specific details on retention agreements that are outstanding for named executive officers, see “Retention Agreements” on page 58.

Severance. We have not entered into traditional employment agreements with executives, including the named executive officers. There are no specific agreements pertaining to length of employment that would commit the company to pay an executive for a specific period. All executives are “employees-at-will” whose employment is conditioned on performance and subject to termination by the company at any time.

We do not maintain a general severance policy for executives. Separation benefits are determined, as needed, on a case-by-case basis. However, as discussed below, there is a structured approach to separation benefits for involuntary (and select voluntary or “good reason” as defined in “Change-in-Control Arrangements” below on page 56) terminations of employment in connection with a change in control of PPL Corporation.

The company has entered into agreements with certain executives, typically in connection with a mid-career hiring situation and as part of our offer of employment, in which we have promised a year’s salary in severance pay in the event the executive is terminated by the company for reasons other than cause. Severance benefits payable under these arrangements are conditioned on the executive agreeing to release the company from any liability arising from the employment relationship. Additional details on current arrangements for named executive officers are discussed under “Termination Benefits” below at page 58.

Change-in-Control Protections. The company believes executive officers who are terminated without cause or who resign for “good reason” (as defined in “Change-in-Control Arrangements” below at page 56) in connection with a change in control of PPL Corporation should be provided separation benefits. These benefits are intended to ensure that executives focus on serving the company and shareowner interests without the distraction of possible job and income loss.

The major components of the company’s change-in-control protections are:

•	accelerated vesting of outstanding equity awards in order to protect executives’ equity-based award value from an unfriendly acquirer;

•	severance benefits; and

•	trusts to fund promised obligations in order to protect executive compensation from an unfriendly acquirer.

The company’s change-in-control benefits are consistent with the practices of companies with whom PPL competes for talent and assist in retaining executives and recruiting new executives to the company.

Accelerated Vesting of Equity Awards. As of the close of a transaction that results in a change in control of PPL Corporation, all outstanding equity awards granted as part of the company’s compensation program (excluding restricted stock and restricted stock units issued pursuant to retention agreements) become available to executives. As a result, the vesting and exercisability of stock awards and option awards granted as part of the long-term incentive program accelerate — in other words, restrictions on all outstanding restricted stock units lapse, a pro rata portion of performance units become payable and all unexercisable stock options become exercisable. Stock options granted prior to 2007 are exercisable for 36 months following a qualifying termination of employment in connection with a change in control; options granted in 2007 and after are, after a change in control, exercisable for the remaining term of the stock option.

Severance Benefits. The company has entered into severance agreements with each of the named executive officers that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation or any prior severance agreement. Additional details on the terms of these severance agreements are described in “Change-in-Control Arrangements” at page 56.

Rabbi Trust. The company has entered into trust arrangements that currently cover the SERP, the Officers Deferred Compensation Plan, the severance agreements and the DDCP, and provide that specified trusts are to be funded when a “change in control” occurs. See “Change-in-Control Arrangements” at page 56 for a description of change-in-control events.

The trusts are currently unfunded but would become funded upon the occurrence of a potential change in control. The trust arrangements provide for immediate funding of benefits upon the occurrence of a potential change in control, and further provide that the trusts can be revoked and the contributions returned if a change in control in fact does not occur. There are no current plans to fund any of the trusts.

Timing of Awards

The Committee determines the timing of incentive awards for executive officers.

Incentive awards for executive officers, including annual cash incentive awards and long-term incentive awards, are made as soon as practical following the performance period for performance-based cash and restricted stock unit awards and early in the year for forward-looking performance unit and stock option awards. It has been the company’s long-time practice to make annual cash incentive awards and stock-based grants at the January Committee meeting, which occurs the day before the January Board of Directors meeting on the fourth Friday of January.

We do not have, nor do we plan to have, any program, plan or practice to time equity grants with the release of material non-public information other than the practice of making such awards annually and regularly at the January Committee meeting.

For awards made in 2009, the market price for restricted equity award grants was the closing price of PPL common stock on the date of grant. The exercise prices for stock option awards are determined as the closing price on the day of the grant.

Off-cycle restricted stock, restricted stock unit, performance unit or stock option grants, if provided to newly hired executives as part of the hiring package, are made from time to time, normally as of the new executive’s hiring date. Prices for such stock awards are determined as of the day of hire or, if later, the day the Committee approves the grant, based on the closing price as of the date of grant.

Ownership Guidelines

Meaningful ownership of PPL common stock by executives has always been an important part of the company’s compensation philosophy. In 2003, the Committee adopted specific ownership requirements under the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines provide that executive officers should maintain levels of ownership of company Common Stock ranging in value from two times to five times base salary, as follows:

Multiple of
Base
Executive Officer	Salary

Chairman, President and CEO	5x
Executive Vice Presidents	3x
Senior Vice Presidents	2x
Presidents of major operating subsidiaries	2x

Executive officers at a particular guideline level must attain their minimum Equity Guidelines level by the end of their fifth anniversary at that level. If an executive does not attain the guideline level within the applicable period, he or she must not sell any shares and will be required to retain shares acquired upon the exercise of stock options or upon the lapsing of restrictions on shares of restricted stock, restricted stock units or performance units, in each case net of required tax withholding, in PPL common stock until the guideline level is achieved. In addition, annual cash incentives awarded after that date may be in restricted stock unit grants until actual ownership meets or exceeds the guideline level.

To assist executive officers in achieving or surpassing their minimum ownership amount, the Committee previously adopted the Cash Incentive Premium Exchange Program (“Premium Exchange Program”), which expired in January 2009. Under this program, executives could elect to defer all or a portion of their annual cash incentive award and receive instead restricted stock units equal to 140% of the amount so deferred (an “Exchange”). The restricted stock units are subject to a three-year vesting period. Executive officers forfeit the 40% premium amount if they terminate employment during the restriction period. A pro rata portion of the premium is payable for executive officers who retire after attaining age 60. The full premium is payable if employment is terminated during the restriction period due to the death or disability of the executive officer. The full premium is also payable in connection with a change in control of PPL Corporation.

The Equity Guidelines encourage increased stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners. All named executive officers were in compliance with the Equity Guidelines as of December 31, 2009.

Tax and Accounting Considerations

Section 162(m). Section 162(m) of the Internal Revenue Code generally provides that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the CEO and the next three most highly compensated executive officers (excluding the principal financial officer). Performance-based compensation in excess of $1,000,000 is deductible if specified criteria are met, including shareowner approval of applicable plans. In this regard, the PPL Corporation Short-term Incentive Plan is designed to enable us to make cash awards to officers that are deductible under Section 162(m). Similarly, the PPL Corporation Incentive Compensation Plan enables us to make stock option awards that are deductible under Section 162(m). Restricted stock awards granted based on sustained financial and operational results may also qualify as performance-based compensation under the terms of Section 162(m). The Committee generally seeks ways to limit the impact of Section 162(m). However, the Committee believes that the tax deduction limitation should not compromise our ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes.

Sections 280G and 4999. We have entered into separation agreements with each of the named executive officers that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The agreements provide for tax protection in the form of a gross-up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999, as well as any additional income and employment taxes resulting from such reimbursement.

Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment,” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment. Payments as a result of a change in control must equal or exceed three times the executive’s base amount, a five-year average compensation as defined by the IRS, in order to be considered excess parachute payments, and then the lost deduction and excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change in control. We believe the provision of tax protection for the adverse tax consequences imposed on the executive under these rules is consistent with market practice, is an important executive retention component of our program and is consistent with our compensation objectives.

Section 409A. The Committee also considers the impact of Section 409A of the Internal Revenue Code on the company’s compensation programs. Section 409A was enacted as part of the American Jobs Creation Act of 2004 and substantially impacts the federal income tax rules applicable to nonqualified deferred compensation arrangements, as defined in the Section. In general, Section 409A governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including inclusion in current income of a 20% penalty tax and interest on the recipient employee. The company operates its covered arrangements in a manner intended to avoid the adverse tax treatment under Section 409A. The Company has amended its executive compensation plans in a manner intended to comply with IRS final regulations under Section 409A.

ASC Topic 718. Under the guidance of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” which was known as SFAS 123(R)), the following methods are used by PPL to determine the aggregate grant date fair value of PPL’s stock based awards: (1) the market price of its common stock at the date of grant is used to value its restricted stock and restricted stock unit awards; (2) a Monte Carlo pricing model that considers historic volatility over three years using daily stock price observations for PPL and all companies that are in the S&P Electric Utilities Index is used to determine the fair value of each of its performance unit awards; and (3) the Black-Scholes stock option pricing model is used to determine the fair value of its stock option awards.

In addition, because the restricted stock unit awards granted for 2009 performance of the named executive officers were not granted until January 2010, these awards will be included in next year’s, and not this year’s, Summary Compensation Table and next year’s, and not this year’s, Grants of Plan-Based Awards table, and the amounts in this year’s Summary Compensation Table will not tie directly to the values determined by our compensation grant methodology.

Executive Compensation Tables

The following table summarizes all compensation for our chief executive officer, our chief financial officer, and our next three most highly compensated executives, or “named executive officers,” for the last three fiscal years, for service for PPL and its subsidiaries. Mr. Miller also served as a director but received no compensation for board service.

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary(3)	Bonus	Awards(4)	Awards(5)	Compensation(6)	Earnings(7)	Compensation(8)	Total
James H. Miller	2009	$1,189,039	—	$2,383,142	$1,475,801	$2,519,000	$4,119,866	$103,579	$11,790,426
Chairman, President	2008	1,141,106	—	3,214,364	1,200,192	0	1,549,956	59,109	7,164,728
and Chief Executive Officer	2007	1,041,154	—	1,333,858	1,811,560	1,604,700	3,850,553	32,308	9,674,133

William H. Spence	2009	685,385	—	1,024,106	609,612	1,122,000	632,953	44,110	4,118,166
Executive Vice President and Chief	2008	657,664	—	1,704,142	530,100	0	382,460	48,279	3,322,645
Operating Officer	2007	597,116	—	901,497	805,138	712,000	287,172	39,877	3,342,800

Paul A. Farr(1)	2009	553,828	—	682,386	405,095	802,500	354,433	29,650	2,827,891
Executive Vice President and Chief	2008	498,054	—	1,106,857	349,828	0	79,202	27,015	2,060,956
Financial Officer	2007	437,669	—	410,622	389,422	471,200	124,790	16,562	1,859,589

Robert J. Grey	2009	442,282	—	422,915	250,971	553,700	1,162,661	28,597	2,861,126
Senior Vice President, General Counsel	2008	425,110	—	761,897	229,368	0	342,362	27,776	1,786,513
and Secretary	2007	405,000	—	383,954	398,746	368,000	642,759	22,875	2,221,333

David G. DeCampli(2)	2009	405,424	—	1,271,883	186,869	359,400	190,731	22,335	2,436,642
President-PPL Electric Utilities Corporation

(1)	Mr. Farr was elected Executive Vice President and Chief Financial Officer on April 1, 2007, when the person previously in that position retired.

(2)	Mr. DeCampli was not a named executive officer during 2008 and 2007, so no information is included for 2008 and 2007.

(3)	Salary includes cash compensation deferred to the PPL Officers Deferred Compensation Plan. The following executive officers deferred salary in the amounts indicated: Miller ($35,671 in 2009, $34,233 in 2008 and $31,235 in 2007); Spence ($20,562 in 2009, $19,730 in 2008 and $17,914 in 2007); Farr ($55,383 in 2009, $49,805 in 2008 and $43,767 in 2007); Grey ($13,268 in 2009, $12,753 in 2008, and $52,000 in 2007); and DeCampli ($60,814 in 2009).

(4)	This column represents the aggregate grant date value as calculated under ASC Topic 718 as of the date of grant. This column also includes the value of the premium restricted stock units granted in January for 2009 associated with the exchange made by Mr. DeCampli of his cash incentive compensation awarded in January 2009 for 2008 performance. This column also includes the value of the premium restricted stock units granted in January for 2008 and 2007 associated with the exchanges made by Messrs. Farr, Spence and Grey of their cash incentive compensation awarded in January 2008 for 2007 performance, and in January 2007 for 2006 performance, respectively, under the Premium Exchange Program. See description of the Premium Exchange Program in “CD&A — Ownership Guidelines.” Aggregate grant date fair value is calculated using the closing sale price on the date of grant. For additional information on the assumptions made in the valuation, refer to Note 11 to the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC. See the “Grants of Plan-Based Awards During 2009” table below for information on awards made in 2009.

(5)	This column represents the aggregate grant date value as calculated under ASC Topic 718 as of the date of grant. For additional information on the valuation assumptions with respect to the 2009 stock option grants, refer to Note 11 to the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC. See the “Grants of Plan-Based Awards During 2009” table for information on options granted in 2009.

(6)	This column represents cash awards made in January 2010, 2009 and 2008 under PPL’s Short-Term Incentive Plan for performance under the company’s annual cash incentive award program in 2009, 2008 and 2007, respectively. The following named executive officers elected to exchange a portion of their cash incentive compensation awarded in January 2008, for 2007 performance, for restricted stock units under the Premium Exchange Program: Spence ($712,000); Farr ($424,080); and Grey ($368,000). See description of the Premium Exchange Program in “CD&A — Ownership Guidelines.” The value of these awards is included in this column and not in the “Stock Awards” column. The grants of restricted stock units under the Premium Exchange Program for the cash award foregone by Mr. DeCampli in January 2009 for 2008 performance is reflected in the “Grants of Plan-Based Awards During 2009” table.

(7)	This column represents the sum of the changes in the present value of accumulated benefit in the PPL Retirement Plan and PPL Supplemental Executive Retirement Plan during 2009, 2008 and 2007 for each of the named executive officers, as well as the Subsidiary Retirement Plan for Mr. Farr. Mr. Farr’s Subsidiary Retirement Plan values decreased by $1,567 in 2007. See the “Pension Benefits in 2009” table on page 51 for additional information. No above-market earnings under the Officers Deferred Compensation Plan are reportable for 2009, 2008 or 2007. See the “Nonqualified Deferred Compensation in 2009” table on page 55 for additional information.

(8)	The table below reflects the components of this column for 2009, which include the company’s matching contribution for each individual’s 401(k) plan contributions under the PPL Deferred Savings Plan and the company’s matching contribution for each individual’s contributions under the Officers Deferred Contribution Plan, annual allocations under the PPL Employee Stock Ownership Plan, and the perquisites of financial planning and tax preparation services and security monitoring.

		ODCP Employer	ESOP	Financial	Benefits
Name	401(k) Match	Contributions	Allocation	Planning	Paid	Other(b)	Board Fees(c)	Total
J. H. Miller	$7,350	$28,321	$403	$12,565	—	$940	$54,000	$103,579
W. H. Spence	7,350	13,212	356	10,500	$12,692	—	—	44,110
P. A. Farr	7,350	11,634	377	—	10,289	—	—	29,650
R. J. Grey	7,350	10,408	539	10,300	—	—	—	28,597
D. G. DeCampli	7,350	4,788	347	9,850	—	—	—	22,335

(a)	Payment to Messrs. Spence and Farr for vacation earned but not taken.

(b)	Cost of installing and testing one-time “dual monitoring” capability of home alarm system at Mr. Miller’s residence, permitting the company to receive an alarm signal at any time such a signal is received by Mr. Miller’s external monitoring company.

(c)	Fees earned by Mr. Miller for serving as a director of Nuclear Electric Insurance Limited, of which an affiliate of PPL is a member.

GRANTS OF PLAN-BASED AWARDS DURING 2009

The following table provides information about equity and non-equity awards granted to the named executive officers in 2009, specifically: (1) the grant date; (2) estimated possible payouts under the 2009 annual cash incentive award program; (3) estimated future payouts for performance units awarded to the named executive officers in 2009; (4) the number of shares underlying all other stock awards, which consist of restricted stock units awarded to the named executive officers in 2009 for their 2008 performance under PPL’s Incentive Compensation Plan, as well as the full number of restricted stock units granted pursuant to the Premium Exchange Program described in the “CD&A — Ownership Guidelines”; (5) a one-time retention restricted stock award granted to Mr. DeCampli in May 2009; (6) the number of shares underlying stock options awarded to the named executive officers; (7) the exercise price of the stock option awards, which was calculated using the closing sale price of PPL stock on the date of grant; and (8) the grant date fair value of each equity award computed under ASC Topic 718.

											Grant
								All Other	All Other		Date
								Stock	Option	Exercise	Fair
		Estimated Possible Payouts						Awards:	Awards:	or Base	Value of
		Under Non-Equity Incentive			Estimated Future Payouts Under			Number of	Number of	Price of	Stock
		Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Securities	Option	And
	Grant							Stock or	Underlying	Awards(5)	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options(4)	($/Sh)	Awards(6)

J. H. Miller	3/26/2009	$629,750	$1,259,500	$2,519,000

	1/22/2009							42,100			$1,344,253

	1/22/2009								265,910	31.93	1,475,801

	1/22/2009				12,550	25,100	50,200				1,038,889

W. H. Spence	3/26/2009	280,500	561,000	1,122,000

	1/22/2009							18,670			596,133

	1/22/2009								109,840	31.93	609,612

	1/22/2009				5,170	10,340	20,680				427,973

P. A. Farr	3/26/2009	200,625	401,250	802,500

	1/22/2009							12,440			397,209

	1/22/2009								72,990	31.93	405,095

	1/22/2009				3,445	6,890	13,780				285,177

R. J. Grey	3/26/2009	138,418	276,835	553,670

	1/22/2009							7,710			246,180

	1/22/2009								45,220	31.93	250,971

	1/22/2009				2,135	4,270	8,540				176,735

D. G. DeCampli	3/26/2009	100,000	200,000	400,000

	1/22/2009							9,100			290,563

	1/22/2009								33,670	31.93	186,869

	1/22/2009				1,590	3,180	6,360				131,620

	5/21/2009							30,000			927,600

(1)	These columns show the potential payout range under the 2009 annual cash incentive award program. For additional information, see “CD&A — Compensation Elements — Direct Compensation — Annual Cash Incentive Awards” at page 60. The cash incentive payout range is from 50% to 200% of target; however, if the actual performance falls below the 50% level, the payout would be zero. The actual 2009 payout is found in the Summary Compensation Table on page 44 in the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	These columns show the potential payout range for the performance units granted in 2009. For additional information, see “CD&A — Compensation Elements — Direct Compensation — Long-term Incentive Awards (Equity Awards)” at page 60. The payout range for performance unit awards is from 50% to 200% of target; however, if the actual performance falls below the 40% level, the payout would be zero. The performance period is three years. At the end of the performance period, PPL total shareowner return for the three-year period is compared to the total return of the companies in the S&P Electric Utilities Index. The Compensation, Governance and Nominating Committee will determine at the end of the performance period whether the performance goals are satisfied. Upon certification that the performance goals have been satisfied, the applicable number of performance units, as well as stock or reinvested cash dividend equivalents, will vest and will be paid according to the achievement of the performance goals.

(3)	This column shows the number of restricted stock units granted on January 22, 2009 to the named executive officers. In general, restrictions will lapse on January 22, 2012, three years from the date of grant. During the restricted period, each restricted stock unit entitles the individual to receive quarterly payments from the company equal to the quarterly dividends on one share of PPL stock. Mr. DeCampli also received a retention award on May 21, 2009 of 30,000 restricted shares of which 15,000 vest on December 1, 2012 and 15,000 vest on December 1, 2017.

This column also shows the number of restricted stock units granted to Mr. DeCampli as a result of his participation in the Premium Exchange Program. Mr. DeCampli exchanged $77,900 of his cash incentive compensation awarded in January 2009 for his 2008 performance under the Premium Exchange Program in the amount of 2,400 Exchanged Units, and received additional premium restricted stock units granted in January 2009 as result of the Exchanges made in the amount of 960 Premium Units. The Exchanged Units are not reflected in the 2009 “Stock Awards” column of the Summary Compensation Table because the cash incentive award was earned in 2008 and would have been reflected in full in the Summary Compensation Table for 2008 had Mr. DeCampli been a named executive officer that year. The Premium Units are included in the “Stock Awards” column of the Summary Compensation Table for 2009.

(4)	This column shows the number of stock options granted in 2009 to the named executive officers. These options vest and become exercisable in three equal annual installments, beginning on January 22, 2010, which is one year after the grant date.

(5)	This column shows the exercise price for the stock options granted in 2009, which was the closing sale price of PPL common stock on the date the Compensation, Governance and Nominating Committee granted the options.

(6)	This column shows the full grant date fair value, as calculated under ASC Topic 718, of performance units, restricted stock units and stock options granted to the named executive officers. For restricted stock units, grant date fair value is calculated using the closing sale price of PPL stock on the grant date of $31.93 for awards granted on January 22, 2009. For the retention restricted stock awards granted to Mr. DeCampli on May 21, 2009, the grant date fair value is calculated using the closing sale price of PPL stock on the grant date of $30.92. For performance units, grant date fair value is calculated using a Monte Carlo pricing model value on the grant date of $41.39. For stock options, grant date fair value is calculated using the Black-Scholes value on the grant date of $5.55. For additional information on the valuation assumptions for stock options, see Note 11 to the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL-YEAR END 2009

The following table provides information on all unexercised stock option awards, as well as all unvested restricted stock and restricted stock unit awards and unearned and unvested performance units for each named executive officer as of December 31, 2009. Each stock option grant, as well as each grant of unearned performance units that have not vested and the performance units that are unearned and unvested is shown separately for each named executive officer, and the restricted stock or restricted stock units that have not vested are shown in the aggregate. The vesting schedule for each grant is shown following this table, based on the option, stock award or performance unit award grant date. The market value of the stock awards is based on the closing market price of PPL stock as of December 31, 2009, which was $32.31. For additional information about the stock option and stock awards, see “CD&A — Compensation Elements — Direct Compensation — Long-term Incentive Awards (Equity Awards)” at page 60.

						Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
								Number of	Payout
								Unearned	Value of
	Option Awards							Shares,	Unearned
							Market	Units or	Shares,
		Number of	Number of			Number of	Value of	Other	Units or
		Securities	Securities			Shares or	Shares or	Rights	Other
		Underlying	Underlying			Units of	Units of	That	Rights
		Unexercised	Unexercised	Option		Stock That	Stock That	Have	That
		Options	Options	Exercise	Option	Have Not	Have Not	Not	Have Not
	Grant	(#)	(#)	Price	Expiration	Vested(3)	Vested	Vested(4)	Vested
Name	Date(1)	Exercisable(2)	Unexercisable(2)	($)	Date	(#)	($)	(#)	($)
J. H. Miller	1/27/05	155,800		26.66	1/26/2015
	1/26/06	198,940		30.14	1/25/2016
	1/25/07	170,580	85,290	35.12	1/24/2017
	1/24/08	52,640	105,280	47.55	1/23/2018
	1/22/09		265,910	31.93	1/21/2019
						132,760	4,289,476
	1/24/08							7,633	246,590
	1/22/09							25,959	838,735

W. H. Spence	1/25/07	75,813	37,907	35.12	1/24/2017
	1/24/08	23,250	46,500	47.55	1/23/2018
	1/22/09		109,480	31.93	1/21/2019
						103,280	3,336,977
	1/24/08							3,373	108,982
	1/22/09							10,694	345,523

P. A. Farr	1/27/05	33,980		26.66	1/26/2015
	1/26/06	61,890		30.14	1/25/2016
	1/25/07	37,546	18,774	35.12	1/24/2017
	1/24/08	15,343	30,687	47.55	1/23/2018
	1/22/09		72,990	31.93	1/21/2019
						96,720	3,125,023
	1/24/08							2,223	71,825
	1/22/09							7,126	230,241

R. J. Grey	1/22/04	63,760		22.59	1/21/2014
	1/27/05	66,100		26.66	1/26/2015
	1/26/06	65,430		30.14	1/25/2016
	1/25/07	37,546	18,774	35.12	1/24/2017
	1/24/08	10,060	20,120	47.55	1/23/2018
	1/22/09		45,220	31.93	1/21/2019
						42,400	1,369,944
	1/24/08							1,459	47,140
	1/22/09							4,416	142,681

D. G. DeCampli	1/25/07	16,740	8,370	35.12	1/24/2017
	1/24/08	6,853	13,707	47.55	1/23/2018
	1/22/09		33,670	31.93	1/21/2019
						55,870	1,805,160
	1/24/08							994	32,116
	1/22/09							3,289	106,268

(1)	For a better understanding of this table, we have included an additional column showing the grant date of the outstanding stock options and the unearned and unvested performance units.

(2)	Under the terms of PPL’s Incentive Compensation Plan, all stock options for the named executive officers vest, or become exercisable, in three equal annual installments over a three-year period from the grant date. As of December 31, 2009, the vesting dates of unvested stock option awards for the named executive officers are as follows:

		Vesting Dates
		2010			2011
	Grant
Name	Date	1/22	1/24	1/25	1/22	1/24	1/22/12
J. H. Miller	1/25/07			85,290
	1/24/08		52,640			52,640
	1/22/09	88,636			88,637		88,637

W. H. Spence	1/25/07			37,907
	1/24/08		23,250			23,250
	1/22/09	36,493			36,493		36,494

P. A. Farr	1/25/07			18,774
	1/24/08		15,343			15,344
	1/22/09	24,330			24,330		24,330

R. J. Grey	1/25/07			18,774
	1/24/08		10,060			10,060
	1/22/09	15,073			15,073		15,074

D. G. DeCampli	1/25/07			8,370
	1/24/08		6,853			6,854
	1/22/09	11,223			11,223		11,224

(3)	The dates that restrictions lapse for each restricted stock or restricted stock unit award granted to the named executive officers are as follows:

		Dates Restrictions Lapse
		2010			2012
	Grant
Name	Date	1/25	3/1	1/24/11	1/22	12/1	12/1/17	4/27/27
J. H. Miller	1/25/07	37,980
	1/24/08			52,680
	1/22/09				42,100

W. H. Spence	1/25/07	40,390
	1/24/08			44,220
	1/22/09				18,670

P. A. Farr	4/22/02							24,600
	1/27/06							15,400
	1/25/07	16,430
	1/24/08			27,850
	1/22/09				12,440

R. J. Grey	1/25/07	13,780
	1/24/08			20,910
	1/22/09				7,710

D. G. DeCampli	3/01/07		4,370
	1/24/08			12,400
	1/22/09				9,100
	5/21/09					15,000	15,000

(4)	The number of performance units disclosed in the table for each named executive officer represents the threshold amount for 2008 awards and the target amount for 2009 awards. The threshold amount is used for the 2008 awards because PPL’s total relative shareowner return was below the 40th percentile as compared to its industry peers for the time period of 2008 through 2009, the first two years of the three-year performance period. The target amount is used for the 2009 awards because PPL’s total relative shareowner return was within the 70th percentile as compared to its industry peers during 2009, the first year of the three-year performance period. These performance units are payable in shares of PPL common stock following the performance period. While the performance period ends on December 31, 2010 for 2008 awards and December 31, 2011 for 2009 awards, the performance units do not vest until the Compensation, Governance and Nominating Committee certifies that the performance goals have been achieved. The number of performance units that vest at the time of certification may be more or less than the number of threshold or target awards reflected in this table, depending on whether or not the performance goals have been achieved.

OPTION EXERCISES AND STOCK VESTED IN 2009

The following table provides information, for each of the named executive officers, on (1) stock option exercises during 2009, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting during 2009 of stock awards in the form of restricted stock units and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized	Acquired	Value Realized
Name	Acquired on Exercise	on Exercise(1)	on Vesting	on Vesting(2)
J. H. Miller	70,940	$644,412	38,560	$1,247,416

W. H. Spence	—	—	9,530	312,584

P. A. Farr	—	—	14,230	460,341

R. J. Grey	—	—	14,970	484,280

D. G. DeCampli	—	—	6,060	191,678

(1)	Amounts reflect the difference between the exercise price of the stock option and the market price at the time of exercise.

(2)	Amounts reflect the market value of the shares of common stock underlying the restricted stock units on the day the restrictions lapsed.

PENSION BENEFITS IN 2009

The following table sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

•	PPL Retirement Plan. The PPL Retirement Plan is a funded and tax-qualified defined benefit retirement plan that covers approximately 5,751 active employees as of December 31, 2009. As applicable to the named executive officers, the plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each fiscal year. Benefits under the PPL Retirement Plan for eligible employees are determined as the greater of the following two formulas:

•	The first is a “career average pay formula” of 2.25% of annual earnings for each year of credited service under the plan.

•	The second is a “final average pay formula” as follows:

1.3% of final average earnings up to the average Social Security Wage Base ($56,628 for 2009)

plus

1.7% of final average earnings in excess of the average Social Security Wage Base multiplied by

the sum of years of credited service (up to a maximum of 40 years).

Under the final average pay formula, final average earnings equal the average of the highest 60 months of pay during the last 120 months of credited service. The Social Security Wage Base is the average of the taxable social security wage base for the 35 consecutive years preceding an employee’s retirement date or, for employees retiring at the end of 2009, $56,628. The executive’s annual earnings taken into account under each formula include base salary, plus cash incentive awards, less amounts deferred under the PPL Officers Deferred Compensation Plan, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($245,000 for 2009).

The benefit an employee earns is payable starting at retirement on a monthly basis for life. Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Benefits are reduced for retirement prior to age 60 for employees with 20 years of credited service, and reduced prior to age 65 for other employees. Employees vest in the PPL Retirement Plan after five years of credited service. In addition, the plan provides for joint and survivor annuity choices, and does not require employee contributions.

Benefits under the PPL Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2009 is $195,000 per year for a single life annuity payable at an IRS-prescribed retirement age.

•	PPL Supplemental Executive Retirement Plan. The company offers the PPL Supplemental Executive Retirement Plan, or SERP, to approximately 24 active officers as of December 31, 2009, including the named executive officers, to provide for retirement benefits above amounts available under the PPL Retirement Plan described above. The SERP is unfunded and is not qualified for tax purposes. Accrued benefits under the SERP are subject to claims of the company’s creditors in the event of bankruptcy.

The SERP formula is 2.0% of final average earnings for the first 20 years of credited service plus 1.5% of final average earnings for the next 10 years. “Final average earnings” is the average of the highest 60 months of earnings during the last 120 months of credited service. “Earnings” include base salary and annual cash incentive awards.

Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Generally, absent a specifically authorized exception, such as upon a qualifying termination in connection with a change in control, no benefit is payable under the SERP if the executive officer has less than 10 years of service. Benefits under the SERP are paid, in accordance with a participant’s advance election, as a single sum or as an annuity, including choices of a joint and survivor or years-certain annuity. At age 60, or at age 50 with 10 years of service, accrued benefits are vested and may not be reduced by an amendment to the SERP or termination by the company. After the completion of 10 years of service, participants are eligible for death benefit protection.

The company does not have a policy for granting additional years of service but has done so under the SERP in individual situations. A grant of additional years of service to any executive officer must be approved by the Compensation, Governance and Nominating Committee, or the CGNC. Mr. Miller has been credited with five years additional service under the SERP, and pursuant to the terms of a retention agreement, the CGNC also granted Mr. Miller additional service up to a maximum of 30 years if he remained employed by the company until he is 60 years old, which occurred on October 1, 2008. The CGNC also granted Mr. Spence an additional year of service for each year of employment under the SERP as a retention mechanism. Mr. DeCampli has been granted additional service for purposes of determining his eligibility for a SERP retirement benefit equal to four years of additional service upon reaching age 55, and additional service for determining his benefit upon retirement equal to five years of additional service upon reaching age 56. The total SERP benefit cannot increase beyond 30 years of service for any participant. The following table reflects a pro rata portion of the additional service amounts based on service as of December 31, 2009.

Mr. Grey is credited with service under the SERP commencing as of age 30, based on plan provisions in effect prior to January 1, 1998.

•	PPL Subsidiary Retirement Plan. The PPL Subsidiary Retirement Plan, in which Mr. Farr became a participant before he became an officer of the company, is a defined benefit plan that utilizes a hypothetical account balance to determine a monthly retirement annuity when an individual retires (known as a “cash balance plan”). Age 65 is the normal retirement age, but an individual may receive a reduced benefit as early as age 50 if the participant has at least five years of service.

The benefit formula for yearly increases to the hypothetical account balance is an increasing scale, based on age plus years of service. A participant whose age, plus years of service, is 32 or lower receives the minimum yearly credit of 5% of compensation plus 1.5% of compensation that is in excess of 50% of the Social Security Wage Base (defined above under “PPL Retirement Plan”). “Compensation” generally means base pay. The amount credited increases as age plus years of service increases, up to a maximum credit, at age plus years of service of 75 or above, of 14% of compensation plus 6% of compensation that is in excess of 50% of the Social Security Wage Base.

A participant has a vested right to a benefit under this plan after five years of service. Benefits are paid as a monthly annuity amount for life, or as a joint and survivor annuity. The amount of the annuity is determined by converting the hypothetical account balance, plus an assumed rate of interest, into a monthly annuity for life or joint lives. The amount payable is actuarially reduced if the participant elects to commence payment at an age younger than 65.

				Present Value of
		Number of Years		Accumulated	Payments During
Name	Plan Name	Credited Service(1)		Benefit(2)(3)	Last Fiscal Year
J. H. Miller	PPL Retirement Plan	8.8		$366,386	—
	SERP	30	(4)	14,129,884	—

W. H. Spence	PPL Retirement Plan	3.5		94,713	—
	SERP	7	(5)	1,340,567	—

P. A. Farr	PPL Retirement Plan	5.3		116,491	—
	PPL Subsidiary Retirement Plan	4.8		23,991	—
	SERP	11.6		666,578	—

R. J. Grey	PPL Retirement Plan	14.8		497,766	—
	SERP	29.3	(6)	4,142,931	—

D. G. DeCampli	PPL Retirement Plan	3.1		80,402	—
	SERP	3.7	(7)	231,412	—

(1)	See “PPL Supplemental Executive Retirement Plan” above for a description of the years of service that have been granted under the SERP.

(2)	The accumulated benefit is based on service and earnings (base salary and annual cash incentive award) considered by the plans for the period through December 31, 2009. The present value has been calculated assuming that the named executive officers will remain in service until age 60, the age at which retirement may occur without any reduction in benefits: provided, for the PPL Retirement Plan, the employee has at least 20 years of service, and that the benefit is payable under the available forms of annuity consistent with the assumptions as described in Note 12 to the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC. As described in such Note, the interest assumption is 6.0%. The post-retirement mortality assumption is based on the retirement plan table published by the Society of Actuaries, known as RP 2000 projected to 2015, which is a table used for determining accounting obligations of pension plans. Only Messrs. Miller and Grey are vested in the SERP as of December 31, 2009.

(3)	The present values in the table above are theoretical figures prescribed by the SEC for disclosure and comparison purposes. The table below illustrates the actual benefits payable under the listed events assuming termination of employment occurred as of December 31, 2009.

SERP Payments upon Termination
as of December 31, 2009(a)
Named
Executive Officer	Retirement	Death	Disability
J. H. Miller	$15,086,385	$6,652,256	$15,086,385

W. H. Spence(b)	—	—	—

P. A. Farr(b)	—	—	—

R. J. Grey	4,525,786	1,919,350	4,525,786

D. G. DeCampli(b)	—	—	—

(a)	Each named executive officer has elected to receive benefits payable under the SERP as a lump-sum payment, subject to applicable law. The amounts shown in this table represent the values that would have become payable based on a December 31, 2009 termination of employment. Actual payment would be made following December 31, subject to plan rules and in compliance with Section 409A of the Internal Revenue Code.

(b)	Messrs. Spence, Farr and DeCampli are not eligible to retire nor are they vested under the SERP. Messrs. Spence and DeCampli are also not vested in the PPL Retirement Plan, meaning that if they had left the company on December 31, 2009, under any circumstance, neither would be eligible for any benefit. If Mr. Farr had left the company on December 31, 2009, voluntarily or as a result of a disability or death, he, or his spouse, would have been vested in a deferred benefit under the PPL Retirement Plan and PPL Subsidiary Retirement Plan. The PPL Retirement Plan benefit is first payable at age 55 on a reduced basis. The PPL Subsidiary Retirement Plan is first payable at age 50 on a reduced basis, but the death benefit is payable at the surviving spouse’s chosen date of commencement.

(4)	Includes 21.2 additional years of service provided to Mr. Miller. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the present value of accumulated benefits for Mr. Miller as of December 31, 2009 under the SERP of $9,985,118.

(5)	Includes 3.5 additional years of service provided to Mr. Spence. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the present value of accumulated benefits for Mr. Spence as of December 31, 2009 under the SERP of $670,284.

(6)	Includes 15.5 additional years of service provided to Mr. Grey. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the present value of accumulated benefits for Mr. Grey as of December 31, 2009 under the SERP of $2,191,653.

(7)	Includes a pro rata portion of 4 years of additional eligibility service as of Mr. DeCampli’s 55th birthday and a pro rata portion of 5 years of additional credited service as of Mr. DeCampli’s 56th birthday or .6 years of credited service. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the present value of accumulated benefits for Mr. DeCampli as of December 31, 2009 under the SERP of $5,094.

NONQUALIFIED DEFERRED COMPENSATION IN 2009

Our Officers Deferred Compensation Plan allows participants to defer all but $75,000 of their base salary and up to all of their annual cash incentive awards. In addition, the company made matching contributions to this plan during 2009 of up to 3% of an executive’s cash compensation (salary plus annual cash incentive award) to match executive contributions that would have been made to PPL’s tax-qualified deferred savings plan, which is a 401(k) plan, also known as the Deferred Savings Plan, except for certain Internal Revenue Service-imposed limitations on those contributions. This plan is unfunded and is not qualified for tax purposes. All benefits under this plan are subject to the claims of the company’s creditors in the event of bankruptcy. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more deemed investment choices that generally mirror those that are available generally to employees under the PPL Deferred Savings Plan at Fidelity Investments. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. The company maintains each account as a bookkeeping entry. During 2009, the named executive officers notionally invested in one or more of the following Fidelity funds, with the annual return shown for each fund: Fidelity Freedom 2015 (25.62%); Fidelity Freedom 2020 (28.86%); Fidelity Overseas (25.19%); Fidelity Growth Company Fund (41.15%); MSIFT Value Adviser Fund (38.18%); Spartan International Index Fund (28.48%); Spartan Total Market Index (28.39%); Spartan US Equity Index Fund (26.51%); Templeton Foreign A (49.73%); and a stable value fund managed by Fidelity (2.89%).

In general, the named executive officers cannot withdraw any amounts from their deferred accounts under this plan until they either leave or retire from the company. The company’s Corporate Leadership Council, which consists of the chief executive officer, chief financial officer, chief operating officer and general counsel, has the discretion to make a “hardship distribution” if there is an unforeseeable emergency that causes a severe financial hardship to the participant. Participants may elect one or more annual installments for a period of up to 15 years, provided the participant complies with the election and timing rules of Section 409A of the Internal Revenue Code. No withdrawals or distributions were made by the named executive officers in 2009.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Aggregate Balance
Name	Last FY(1)	Last FY(2)	Last FY(3)	Distributions	at Last FYE(4)
J. H. Miller	$35,671	$28,321	$53,244	—	$260,286

W. H. Spence	20,562	13,212	21,095	—	97,864

P. A. Farr	55,383	11,634	51,711	—	364,019

R. J. Grey	13,268	10,408	91,839	—	402,930

D. G. DeCampli	60,814	4,788	30,672	—	158,415

(1)	All amounts deferred by Messrs. Miller, Spence, Farr, Grey and DeCampli during 2009 are included in the “Salary” column of the Summary Compensation Table.

(2)	Amounts in this column are company matching contributions during 2009 and are included in the Summary Compensation Table under the heading “All Other Compensation.”

(3)	Aggregate earnings for 2009 are not reflected in the Summary Compensation Table because such earnings are not deemed to be “above-market” earnings.

(4)	Represents the total balance of each named executive officer’s account as of December 31, 2009. Of the totals in this column, the following amounts have previously been reported in the Summary

Compensation Table for previous years. No amounts are reported for Mr. DeCampli, as he previously has not been a named executive officer.

	Executive	Registrant
Name	Contributions	Contributions	Total
J. H. Miller	$65,468	$51,407	$116,875

W. H. Spence	37,644	23,527	61,171

P. A. Farr	93,572	16,526	110,098

R. J. Grey	116,753	15,614	132,367

Change-in-Control Arrangements

The company has entered into severance agreements with each of the named executive officers, which provide benefits to these officers upon qualifying terminations of employment in connection with a change in control of the company. A “change in control” is defined as the occurrence of any five specific events. These events are summarized as follows:

•	a change in the majority of the members of our Board of Directors occurs through contested elections;

•	an investor or group acquires 20% or more of the company’s common stock;

•	a merger occurs that results in less than 60% control of the company or the surviving entity by the current shareowners;

•	shareowner approval of the liquidation or dissolution of the company; or

•	the Board of Directors declares that a change in control is anticipated to occur or has occurred.

A voluntary termination of employment by the named executive officer would only result in the payment of benefits if there was “good reason” for leaving. “Good reason” includes a number of circumstances where the named executive officer has a substantial adverse change in the employment relationship or the duties assigned. For example, a reduction in salary, a relocation of the place of work more than 30 miles away, or a cutback or exclusion from a compensation plan, pension plan or welfare plan, would be “good reason.” The benefits provided under these agreements replace any other severance benefits that the company or any prior severance agreement would provide to these named executive officers.

There is no benefit payable before or after a change in control if the officer is discharged for “cause.” “Cause” generally means willful conduct that can be shown to cause material injury to the company or the willful refusal to perform duties after written demand by the Board of Directors.

Each of the severance agreements continues in effect until December 31, 2011, and the agreements generally are automatically extended for additional one-year periods. If a change in control occurs during the agreements’ respective terms, the agreements will expire no earlier than 36 months after the month in which the change in control occurs. Each agreement provides that the named executive officer will be entitled to the severance benefits described below if, in connection with a change in control, the company terminates the named executive officer’s employment for any reason other than death, disability, retirement or “cause,” or the officer terminates employment for “good reason.”

These benefits include:

•	a lump-sum payment equal to three times the sum of (1) the named executive officer’s base salary in effect immediately prior to the date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting “good reason” and (2) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which an event or circumstance constituting “good reason” first occurs;

•	a lump-sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the company for an additional 36 months;

•	the continuation of welfare benefits for the officer and his or her dependents for the 36-month period following separation (reduced to the extent the officer receives comparable benefits from another employer);

•	unpaid incentive compensation that has been allocated or awarded for a previous performance period;

•	all contingent incentive compensation awards for all then uncompleted periods, calculated on a prorated basis of months of completed service, assuming performance achievement at 100% of the target level, except for performance units;

•	all performance units outstanding calculated on a pro rata basis of months of completed service, assuming achievement at the maximum (200% of target), but off-set by the value of performance units required to be paid pro rata at target upon a change in control in accordance with the performance unit agreement;

•	outplacement services for up to three years;

•	a gross-up payment for any excise tax imposed under the golden parachute provisions of the Internal Revenue Code; and

•	post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the 36-month period following the change in control.

See the “Potential Payments upon Termination or Change in Control of PPL Corporation” table on page 62 for the estimated value of benefits to be paid if a named executive officer was terminated on December 31, 2009 after a change in control of PPL for qualifying reasons.

In addition to the benefits that the severance agreements provide, the following events would occur in the event of a change in control under the company’s compensation arrangements:

•	the restriction period applicable to any outstanding restricted stock or restricted stock unit awards lapses for those awards granted as part of the company’s compensation program (excluding restricted stock granted under our retention agreements);

•	the performance period applicable to any outstanding performance unit awards will be deemed to conclude prior to the change in control and a pro rata portion of all unvested units will become immediately vested as though there had been achievement of goals satisfying the target award;

•	all restrictions on the exercise of any outstanding stock options lapse;

•	all participants in the SERP immediately vest in their accrued benefit, even if not yet vested due to age and service; and

•	upon a qualifying termination, the SERP benefit improves by a pro rata portion of the additional years of service granted to the officer, if any, that otherwise would not be earned until a specified period of years had elapsed or the officer had reached a specified age.

The value of the SERP enhancements is included under the “Change in Control Termination” column of the “Potential Payments upon Termination or Change in Control of PPL Corporation” table provided below at page 62.

PPL has trust arrangements in place to facilitate the funding of benefits under the SERP, the Officers Deferred Compensation Plan, severance agreements and the Directors Deferred Compensation Plan if a change in control were to occur. Currently, the trusts are not funded. The trusts provide for the company to fund the trusts at the time a “potential change in control” occurs. The funds are refundable to the company if the change in control does not actually take place.

A “potential change in control” is triggered when:

•	the company enters into an agreement that would result in a change in control;

•	the company or any investor announces an intention to enter into a change in control;

•	the Board of Directors declares that a potential change in control has occurred; or

•	an investor obtains 5% or more of the company’s common stock and intends to control or influence management (requiring a Schedule 13D to be filed by the investor with the SEC).

Within 60 days of the end of each year after the change in control occurs, PPL is required to irrevocably deposit additional cash or property into the trusts in an amount sufficient to pay participants or beneficiaries the benefits that are payable under terms of the plans that are being funded by the trusts as of the close of each year. Any income on the trust assets would be taxed to PPL and not to the beneficiaries of the trusts, and such assets would be subject to the claims of general creditors in the event of PPL’s insolvency or bankruptcy.

Retention Agreements

PPL had entered into a retention agreement with Mr. Miller that granted 60,000 shares of restricted PPL common stock on which the restrictions lapsed effective October 1, 2008, Mr. Miller’s 60th birthday. PPL has entered into retention agreements with Messrs. Farr and DeCampli that grant 60,000 shares and 30,000 shares, respectively, of restricted PPL common stock. The restriction period will lapse on April 27, 2027 for Mr. Farr. The restrictions on 15,000 shares will lapse for Mr. DeCampli on December 1, 2012, his 55th birthday and restrictions will lapse on the remaining 15,000 shares on December 1, 2017, his 60th birthday. In the event of death or disability, the restriction period on a prorated portion of these shares will lapse immediately. In the event of a “change in control” of PPL, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not for “cause.” In the event Mr. Farr is terminated for “cause” or he terminates his employment with all PPL-affiliated companies prior to April 27, 2027, all shares of his restricted stock will be forfeited. In the event Mr. DeCampli is terminated for “cause” or he terminates his employment with all PPL-affiliated companies prior to December 1, 2012, all shares of his restricted stock will be forfeited; if he is terminated for “cause” after December 1, 2012 and prior to December 1, 2017, the remaining 15,000 shares of his restricted stock will be forfeited. Mr. Miller’s agreement also included a grant of additional years of service under the SERP, as described above in “— Pension Benefits in 2009 — PPL Supplemental Executive Retirement Plan.”

Termination Benefits

The named executive officers are entitled to various benefits in the event of a termination of employment, but the value of that benefit and its components vary depending upon the circumstances. A qualifying termination in connection with a change in control of PPL Corporation triggers contractual benefits under the severance and equity agreements described above. A retirement provides benefits and payments in cash or stock that are set forth in various executive plans referred to above. A termination resulting from death or disability also has a number of benefit consequences under various benefit plans.

The following table, “Potential Payments upon Termination or Change in Control of PPL Corporation,” sets forth best estimates of the probable incremental value of benefits that are payable assuming a termination of employment as of December 31, 2009, for reasons of voluntary termination, retirement, death, disability or qualifying termination in connection with a change in control. However, as permitted by SEC disclosure rules, the table does not reflect any amount provided to a named executive officer that is generally available to all salaried employees. Also, the following table does not repeat information disclosed in the “Pension Benefits in 2009” table, the “Nonqualified Deferred Compensation in 2009” table or, except to the extent that vesting or payment may be accelerated, the “Outstanding Equity Awards at Fiscal-Year End 2009” table. If a named executive officer does not yet qualify for full retirement benefits or other benefits requiring longer service, that additional benefit is not reflected below. If a named executive officer has the ability to elect retirement and thereby avoid a forfeiture or decreased benefits, the tables assume that retirement was elected and is noted as such in the footnotes to the table.

In the event that an executive is terminated for “cause” by the company, no additional benefits are due under the applicable plans and agreements.

Severance. See “CD&A — Compensation Elements — Special Compensation — Severance” for a discussion of the company’s practice on severance benefits. PPL has entered into agreements with certain executives, typically in connection with a mid-career hire situation and as part of our offer of employment, in which we have promised a year’s salary in severance pay in the event the executive is terminated by the company for reasons other than “cause.” Severance benefits payable under these arrangements are conditioned on the executive agreeing to release the company from any liability arising from the employment relationship.

Specifically, with regard to the named executive officers, the company agreed at the time of hiring Mr. Miller to provide up to 52 weeks of salary should he be terminated after one year of employment. Payment during the 52-week timeframe would stop if Mr. Miller became re-employed during the 52-week period. The company also agreed at the time of hiring Mr. Spence to provide up to 24 months of salary should he be terminated after one year of employment. Payment during the 24-month timeframe would stop if Mr. Spence became re-employed during the 24-month period. The company also agreed at the time of hiring Mr. DeCampli to provide up to 52 weeks of salary should he be terminated after one year of employment. Payment during the 52-week timeframe would stop if Mr. DeCampli became re-employed during the 52-week period. In addition, for a period equal to the severance payment period the company would continue active employee health, dental and basic life insurance benefits.

As discussed above in “Change-In-Control Arrangements,” there is a structured approach to separation benefits for involuntary and select “good reason” terminations of employment in connection with a change in control of PPL Corporation. PPL has entered into agreements with each of the named executive officers that provide benefits to the officers upon qualifying terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation, or any prior severance agreement.

The table below includes the severance payments, the value of continued welfare benefits and outplacement benefits as “Other separation benefits”, and the value of “gross-up” payments for required Federal excise taxes on excess parachute payments as “Tax gross-up amount payable.” The value of additional pension benefits provided under the severance agreements is discussed above in “Change-in-Control Arrangements” and is included as “SERP” in the table below.

SERP and ODCP. See “Pension Benefits in 2009” above for a discussion of the SERP and “Change-in-Control Arrangements” for a discussion of enhanced benefits that are triggered if the named executive officer is terminated in connection with a change in control of PPL. The “Potential Payments upon Termination or Change in Control of PPL Corporation” table below only includes enhancements to benefits previously disclosed in the “Pension Benefits in 2009” table available as a result of the circumstances of termination of employment.

Account balances under the Officers Deferred Compensation Plan become payable as of termination of employment for any reason. Current balances are included in the “Nonqualified Deferred Compensation in 2009” table on page 55 above and are not included in the table below.

Annual Cash Incentive Awards. It is PPL’s practice to pay a pro rata portion of the accrued but unpaid annual cash incentive award to executives who retire or who are eligible to retire and (1) die while employed or (2) terminate employment due to a disability during the performance year. Only Messrs. Miller and Grey are eligible to retire. In the event Messrs. Spence, Farr and DeCampli were to die or terminate employment due to a disability, the CGNC has the power to consider an award. If Messrs. Spence, Farr and DeCampli were to leave voluntarily, they would not be entitled to an annual cash incentive award.

In the event of a qualifying termination in connection with a change in control, annual cash incentive awards that have been determined, but not yet paid, are payable under the terms of the severance agreements. Also in the case of a change in control, if a termination under the severance agreement occurs during the performance year, accrued incentive cash awards are payable on a pro rata basis for the period worked during the year using the assumption that performance goals were attained at target.

Except as noted above for Messrs. Spence, Farr and DeCampli, the annual cash incentive awards discussed in the CD&A and detailed for the 2009 performance year would be payable, without enhancement, in the event of retirement, death, disability, involuntary termination for reasons other than cause or in the event of a qualifying termination in connection with a change in control and are not included in the table below.

Long-term Incentive Awards. Restrictions on restricted stock units generally lapse upon retirement, death or termination of employment due to disability or in the event of a change in control. Restricted stock units are generally forfeited in the event of voluntary termination; however, for executives eligible to retire, which includes Messrs. Miller and Grey, we have assumed for the table below that the executive retires and restrictions lapse. Likewise, in the table below we have assumed that, in the event of involuntary termination for reasons other than “cause” for executives eligible to retire, the restrictions lapse. Premium units granted under the Premium Exchange Program are forfeited in the event of voluntary termination or retirement prior to age 60, are prorated in the event of retirement or termination of employment without cause on or after age 60, and in the event of death or disability all restrictions lapse. Premium units are included in the table below based on these assumptions.

For those executives who have retention agreements, the restrictions on the retention shares lapse if the executive’s employment is terminated: (1) involuntarily for reasons other than for cause; (2) for qualifying reasons in connection with a change in control; or (3) in the event of death or disability. The value of these units is included in the appropriate column.

The following table, “Potential Payments upon Termination or Change in Control of PPL Corporation,” includes the value, as of December 31, 2009 (based on a PPL stock price of $32.31), of accelerated restricted stock units under each termination event.

Performance units that have not yet vested as a result of the completion of the performance period remain outstanding and eligible for pro rata vesting through the conclusion of the performance period upon retirement, disability or death. Upon completion of the performance period, a pro rata portion of the total of the performance units, reinvested cash dividend equivalent amounts and any dividends on shares of common stock in the form of stock become payable. Otherwise, performance units are generally forfeited in the event of voluntary termination. In the table below for executives eligible to retire (Messrs. Miller and Grey), we have assumed the executive retires. Likewise, in the table below we have assumed that in the event of involuntary termination for reasons other than “cause,” performance units for executives eligible to retire remain outstanding subject to future pro rata vesting. For all executives, we have assumed disability or death as of December 31, 2009. In all events, we have illustrated the future pro rata value based on performance achievement at target.

Stock options that are not yet exercisable, other than those granted 12 months before termination of employment, become exercisable upon retirement. In the event of death or termination of employment due to disability, stock options not yet exercisable continue to become exercisable in accordance with the vesting schedule (in one-third increments on each anniversary of the grant). Options that are not yet exercisable are generally forfeited in the event of voluntary termination; however, for executives eligible to retire (Messrs. Miller and Grey), we have assumed the executive retires. Likewise, in the table below we have assumed that in the event of involuntary termination for reasons other than “cause,” options not yet exercisable for executives eligible to retire become exercisable. In the event of voluntary termination of employment for reasons other than noted above, all executives have a maximum of 60 days to exercise options that are exercisable but that have not yet been exercised before they are forfeited.

Stock options granted within 12 months prior to termination of employment are normally forfeited. In the event of a change in control, all options, including those granted within the preceding 12 months, become exercisable upon the closing of the transaction that results in the change in control.

The term of all PPL stock options is 10 years. In the event of retirement, the executive has the full term to exercise the options. In the event of termination of employment as a result of death or disability, the term is reduced to the earlier of the remaining term of the option or 36 months. In the event of a qualifying termination of employment in connection with a change in control, the term is reduced to 36 months for all outstanding options. Effective for grants of options made in 2009 and after, the exercise periods in the event of a change in control were extended to the full term.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL OF PPL CORPORATION

The following table, “Potential Payments upon Termination or Change in Control of PPL Corporation,” includes the value (based on a PPL stock price of $32.31) of options that are not yet exercisable, assuming the options were “in-the-money” and exercised as of December 31, 2009 under each termination event. Many of the options did not have value as of December 31, 2009 because the exercise price was greater than the market price for PPL stock at that time (in other words, the options were “under water” rather than “in-the-money”). In footnote 7 following the table, the options are identified and those that have no value as of December 31, 2009, may be exercised in the future. Also, for the death and disability events if an executive were eligible to retire (Messrs. Miller and Grey) as of the event date, we have assumed the executive elected to retire. For the table below, options already exercisable as of the termination event are excluded. The value of these options is provided in the “Outstanding Equity Awards at Fiscal-Year End 2009” table above.

	Retirement or			Involuntary			Change in
	Voluntary			Termination		Change in	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause(8)		Control	Termination

J. H. Miller
Severance payable in cash(1)	$0	$0	$0	$1,145,000		0	$10,992,000
Other separation benefits(2)	0	0	0	0		0	170,774
Tax gross-up amount payable(3)	0	0	0	0		0	10,826,106
SERP(4)	0	0	0	0		0	4,570,000
Restricted stock/units(5)	4,289,476	4,289,476	4,289,476	4,289,476		$4,289,476	4,289,476
Performance units(6)	608,397	608,397	608,397	608,397		608,397	1,216,795
Stock options(7)	0	0	0	0		101,046	101,046

W. H. Spence
Severance payable in cash(1)	0	0	0	1,320,000		0	5,346,000
Other separation benefits(2)	0	0	0	0		0	149,090
Tax gross-up amount payable(3)	0	0	0	0		0	5,954,720
SERP(4)	0	0	0	0		0	1,880,000
Restricted stock/units(5)	959,284	3,336,977	3,336,977	959,284	(9)	3,336,977	3,336,977
Performance units(6)	0	260,419	260,419	0	(9)	260,419	520,837
Stock options(7)	0	0	0	0	(9)	41,602	41,602

P. A. Farr
Severance payable in cash(1)	0	0	0	0		0	2,720,100
Other separation benefits(2)	0	0	0	0		0	138,550
Tax gross-up amount payable(3)	0	0	0	0		0	4,479,095
SERP(4)	0	0	0	0		0	1,830,000
Restricted stock/units(5)	441,355	3,125,023	3,125,023	1,733,755	(9)	3,125,023	3,125,023
Performance units(6)	0	172,535	172,535	0	(9)	172,535	345,071
Stock options(7)	0	0	0	0	(9)	27,736	27,736

R. J. Grey
Severance payable in cash(1)	0	0	0	0		0	2,938,800
Other separation benefits(2)	0	0	0	0		0	135,001
Tax gross-up amount payable(3)	0	0	0	0		0	0
SERP(4)	0	0	0	0		0	630,000
Restricted stock/units(5)	1,232,950	1,369,944	1,369,944	1,232,950		1,369,944	1,369,944
Performance units(6)	141,841	110,500	110,500	110,500		110,500	221,000
Stock options(7)	0	0	0	0		17,184	17,184

D. G. DeCampli
Severance payable in cash(1)	0	0	0	400,000		0	2,278,200
Other separation benefits(2)	0	0	0	$4,500	(10)	0	126,355
Tax gross-up amount payable(3)	0	0	0	0		0	2,636,497
SERP(4)	0	0	0	0		0	480,000
Restricted stock/units(5)	205,492	1,805,160	1,805,160	1,174,792	(9)	1,805,160	1,805,160
Performance units(6)	0	78,513	78,513	0	(9)	78,513	157,027
Stock options(7)	0	0	0	0	(9)	12,795	12,795

(1)	Mr. Miller has an agreement with us under which he is entitled to receive up to 52 weeks of pay following involuntary termination for reasons other than cause. The full 52 weeks of pay are illustrated as “Severance payable in cash” under the “Involuntary Termination Not for Cause” column.

Mr. Spence also has an agreement with us under which he is entitled to receive up to 24 months of pay following involuntary termination for reasons other than cause. The full 24 months are illustrated as “Severance payable in cash” under the “Involuntary Termination Not for Cause” column. Mr. DeCampli has an agreement with us under which he is entitled to receive up to 52 weeks of pay following involuntary termination for reasons other than cause. The full 52 weeks of pay are illustrated as “Severance payable in cash” under the “Involuntary Termination Not for Cause” column.

In the event of termination of employment in connection with a change in control, the named executive officers are eligible for severance benefits if termination occurs within 36 months of a change in control (a) due to termination by the company for reasons other than cause or (b) by the executive on the basis of “good reason” as that term is defined in the agreement.

For purposes of the illustration, we have assumed executives are eligible for benefits under the severance agreements. Amounts illustrated as “Severance payable in cash” under the “Change in Control Termination” column are three times the executive’s annual salary as of the termination date plus three times the highest annual cash incentive payment made in the last three years as provided under the agreements.

(2)	Under the terms of each named executive officer’s severance agreement, the executive is eligible for three years of continued medical and dental benefits, life insurance and disability protection, and outplacement benefits. The amounts illustrated as “Other separation benefits” are the estimated present values of these benefits.

(3)	In the event excise taxes become payable under Section 280G and Section 4999 of the Internal Revenue Code as a result of any “excess parachute payments,” as that phrase is defined by the Internal Revenue Service, the severance agreements provide that the company will pay the excise tax as well as gross-up the executive for the impact of the excise tax payment. (The tax payment and gross-up do not extend to normal income taxes due on any separation payments.) The amounts illustrated as “Tax gross-up amount payable” include the company’s best estimate of the excise tax and gross-up payments that would be made if each named executive officer had been terminated on December 31, 2009, under the terms of the severance agreement.

(4)	Amounts illustrated as “SERP” under the “Change in Control Termination” column include the value of the incremental benefits payable under the terms of the severance agreements — each named executive officer is eligible for a severance payment equal to the value of the SERP benefit that would be determined by adding an additional three years of service.

(5)	Total outstanding restricted stock and restricted stock unit awards are illustrated in the “Outstanding Equity Awards at Fiscal-Year End 2009” table above at page 49. The table above illustrates the value of the restricted stock and stock units as of December 31, 2009 that would become immediately vested as a result of each event as of December 31, 2009. In the table below, the number of units accelerated and payable as of the event, as well as the number forfeited, is illustrated. The gross value in the above table would be reduced by the amount of taxes required to be withheld; and the net shares, determined based on the stock price as of December 31, 2009, would be distributed based on a PPL stock price of $32.31. For purposes of the table below, the total number of shares is illustrated without regard for the tax impact.

For Messrs. Farr and DeCampli, the totals shown below for death, disability, involuntary termination not for cause and change in control termination include the acceleration of outstanding retention shares.

Restricted Stock and Restricted Stock Units
(#)

	Retirement or			Involuntary			Change in
	Voluntary			Termination		Change in	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause		Control	Termination

J. H. Miller
Accelerated	132,760	132,760	132,760	132,760		132,760	132,760
Forfeited	0	0	0	0		0	0
W. H. Spence
Accelerated	29,690	103,280	103,280	26,690		103,280	103,280
Forfeited	73,590	0	0	73,590	(9)	0	0
P. A. Farr
Accelerated	13,660	96,720	96,720	53,660		96,720	96,720
Forfeited	83,060	0	0	43,060	(9)	0	0
R. J. Grey
Accelerated	38,160	42,400	42,400	38,160		42,400	42,400
Forfeited	4,240	0	0	4,240	(9)	0	0
D. G. DeCampli
Accelerated	6,360	55,870	55,870	36,360		55,870	55,870
Forfeited	49,510	0	0	19,510	(9)	0	0

(6)	Total outstanding performance unit awards are illustrated in the “Outstanding Equity Awards at Fiscal-Year End 2009” table above at page 49. The table above illustrates the value of the performance units as of December 31, 2009 that would become payable as a result of each event as of December 31, 2009 assuming target performance was achieved (the value of these units for “Change in Control Termination” are Miller-$608,397; Spence-$260,419; Farr-$172,535; Grey-$100,500; and DeCampli-$78,513). In the case of “Change in Control Termination,” this value is comprised of units that become payable upon a change in control of PPL Corporation plus an amount payable under the severance agreements to provide payment for the maximum payout value less the value of the units that become payable at target performance. In the table below, the number of units accelerated and payable as of the event, or the number of units that become payable after the performance period is completed, as well as the number forfeited, is illustrated. The gross value in the above table would be reduced by the amount of taxes required to be withheld; and the net shares, determined based on the stock price as of December 31, 2009, would be distributed based on a PPL stock price of $32.31. For purposes of the table below, the total number of shares is illustrated without regard to the tax impact.

Performance Units
(#)

	Retirement or			Involuntary		Change in
	Voluntary			Termination	Change in	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause	Control	Termination

J. H. Miller
Accelerated	0	0	0	0	18,830	18,830
Forfeited	22,393	22,393	22,393	22,393	0	0
Available after performance period completed	18,830	18,830	18,830	18,830	0	0
W. H. Spence
Accelerated	0	0	0	0	8,060	8,060
Forfeited	17,439	9,379	9,379	17,439	0	0
Available after performance period completed	0	8,060	8,060	0	0	0
P. A. Farr
Accelerated	0	0		0	5,340	5,340
Forfeited	11,573	6,233	6,233	11,573	0	0
Available after performance period completed	0	5,340	5,340	0	0	0
R. J. Grey
Accelerated	0	0	0	0	3,420	3,420
Forfeited	3,914	3,914	3,914	3,914	0	0
Available after performance period completed	3,420	3,420	3,420	3,420	0	0
D. G. DeCampli
Accelerated	0	0	0	0	2,430	2,430
Forfeited	5,277	2,847	2,847	5,277	0	0
Available after performance period completed	0	2,430	2,430	0	0	0

(7)	Total outstanding stock options are illustrated in the “Outstanding Equity Awards at Fiscal-Year End 2009” table. The table above illustrates the value of the options not yet exercisable that would become exercisable as a result of each event as of December 31, 2009. Note that most options were “under water,” or the exercise price of the option was greater than the market value, as of December 31, 2009, and therefore had no value. Exercisable options as of December 31, 2009 are excluded from this table. The table below details the number of options that accelerate and become exercisable as of the termination event, the number of options that become exercisable in the future in the event of death or disability and the number forfeited.

For illustrative purposes, it is assumed that all options not yet exercisable that become exercisable as of the event are exercised as of December 31, 2009, based on a PPL stock price of $32.31. In the event of death or disability, unexercisable options become exercisable in the future and no value is anticipated for these options.

Stock Options Not Yet Exercisable
(#)

	Retirement or			Involuntary		Change in
	Voluntary			Termination	Change in	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause	Control	Termination

J. H. Miller
Accelerated	190,570	190,570	190,570	190,570	456,480	456,480
Forfeited	265,910	265,910	265,910	265,910 (9)	0	0
W. H. Spence
Accelerated	0	0	0	(9)	193,887	193,887
Forfeited	193,887	193,887	193,887	(9)	0	0
P. A. Farr
Accelerated	0	0	0	(9)	122,450	122,450
Forfeited	122,450	122,450	122,450	(9)	0	0
R. J. Grey
Accelerated	38,893	38,893	38,893	38,893	84,113	84,113
Forfeited	45,220	45,220	45,220	45,220 (9)	0	0
D. G. DeCampli
Accelerated	0	0	0	(9)	55,747	55,747
Forfeited	55,747	55,747	55,747	(9)	0	0

(8)	In addition to any amounts provided in this column, in the event of involuntary termination for reasons other than for cause, any severance payable in cash and/or other separation benefits, if any, would be determined as of the date of termination on a case-by-case basis and would require the approval of the Committee.

(9)	In the event of involuntary termination for reasons other than for cause, Messrs. Spence, Farr and DeCampli would forfeit all outstanding restricted stock units, performance units and stock options because they are not eligible to retire. Messrs. Miller and Grey would forfeit stock options granted within 12 months of termination of employment. Mr. Grey would forfeit any premium units granted under the Premium Exchange Program. Any exceptions to the automatic forfeitures would require the approval of the Committee. Messrs. Farr and DeCampli would be eligible to receive the 40,000 shares and 30,000 shares, respectively, of restricted stock that each holds under his Retention Agreement.

(10)	Under the terms of Mr. DeCampli’s employment offer, in the event of involuntary termination for reasons other than for cause, for a period equal to the severance payment period, assumed here to be one year, the company will continue active employee health, dental and basic life insurance benefits.

PROPOSAL 2: COMPANY PROPOSAL TO AMEND THE COMPANY’S BYLAWS TO ELIMINATE CLASSIFICATION OF TERMS OF THE BOARD OF DIRECTORS

Our bylaws currently provide that members of our Board of Directors be divided into three classes, with staggered three-year terms. Under the current bylaws, a director’s term of office generally continues until the third annual meeting of shareowners following his or her election to office, and not more than one class of directors is elected at any annual meeting of shareowners.

In response to a favorable vote by shareowners at the 2009 annual meeting on a proposal to provide for the annual election of all directors, the Board of Directors carefully considered the advantages and disadvantages of the classified board provisions in the company’s bylaws. While our Board of Directors believes that a classified board structure provides continuity and stability in pursuing our strategies, enhances Board independence and increases the Board’s negotiating leverage when dealing with a potential acquirer, the Board has concluded that, after taking into account the level of shareowner support for the proposal at last year’s meeting and considering the current corporate governance environment, our classified board structure should be eliminated, subject to shareowner approval. Accordingly, the Board of Directors now unanimously recommends that our shareowners approve amendments to Article IV, Sections 4.03 and 4.04 of the Company’s bylaws.

The proposed amendments to the bylaws, which are set forth in Annex A, would eliminate the classified structure of the company’s Board of Directors and provide for the annual election of all directors beginning at the 2011 annual meeting. Consequently, directors standing for election in 2011 would be elected to one-year terms. Directors who would normally be subject to re-election in 2012 and 2013 have agreed to resign prior to the 2011 annual meeting, if Proposal 2 is approved. If this Proposal 2 is not approved by our shareowners, our current classified board structure will remain in place, and the directors to be elected at the 2011 annual meeting will be elected for a three-year term.

Vote Required for Approval. The affirmative vote of a majority of the votes cast by all shareowners entitled to vote thereon is required to approve the proposed amendments to our bylaws.

The Board of Directors
recommends that shareowners vote FOR Proposal 2.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Auditor for 2009 and 2008

For the fiscal years ended December 31, 2009 and 2008, Ernst & Young LLP (E&Y) served as our independent registered public accounting firm, or “independent auditor.” The following table presents fees billed, including expenses, by E&Y for the fiscal years ended December 31, 2009 and 2008, for professional services rendered for the audit of our company’s annual financial statements and for fees billed for other services rendered.

	2009	2008
	(In thousands)

Audit fees(a)	$5,239	$5,508
Audit-related fees(b)	915	691
Tax fees(c)	—	—
All other fees(d)	14	73

(a)	Includes estimated fees for audit of annual financial statements and review of financial statements included in our company’s Quarterly Reports on Form 10-Q and services in connection with statutory and regulatory filings or engagements including comfort letters and consents for financings and filings made with the SEC.

(b)	Fees for due diligence work, review of internal controls, performance of specific agreed-upon procedures, consultation on new accounting standard, a review of eXtensible Business Reporting Language tags assigned to financial statement line items and services provided in connection with various business and financing transactions. Also includes approximately $394,000 of 2008 fees and approximately $3,900 of 2009 fees that were reimbursed to PPL by UGI Utilities, Inc. for services performed in connection with the sale of PPL Gas Utilities Corporation to UGI Utilities, Inc.

(c)	The independent auditor did not provide tax services to the company or any of its affiliates.

(d)	Fees relating to access to an E&Y online accounting research tool, miscellaneous regulatory consulting services, an audit of grant applications relating to network connections, consultation with outside counsel regarding U.K. GAAP and training on financial accounting and reporting topics.

Approval of Fees. The Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the independent auditor. These procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of our company’s independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee. As a result of this approval process, the Audit Committee has pre-approved specific categories of services. All services outside of the specified categories and all amounts exceeding the authorized levels are reviewed and pre-approved by the Chair of the Audit Committee, who serves as the Committee designee to review and approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with the full Audit Committee no later than its next meeting.

The Audit Committee approved 100% of the 2009 and 2008 services provided by E&Y.

* * * * * *

Representatives of E&Y are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors has determined that it would be desirable to request an expression of opinion from the shareowners on the appointment of E&Y. If the shareowners do not ratify the selection of E&Y, the selection of the independent auditor will be reconsidered by the Audit Committee.

The Board of Directors
recommends that shareowners vote FOR Proposal 3

SHAREOWNER PROPOSALS

There are two shareowner proposals included in this year’s proxy statement for shareowner consideration, if properly presented at the Annual Meeting. A third shareowner proposal submitted by Charles H. Ballard to declassify the Board by 2014 was voluntarily withdrawn because of the company’s decision to submit Proposal 2 to shareowners.

A shareowner, Emil Rossi, whose address is P.O. Box 249, Boonville, California 95415-0249, has advised the company that his proxy, John Chevedden or his designee, plans to introduce the following resolution at the Annual Meeting. We have been notified that Mr. Rossi is the beneficial owner of 2,000 shares of PPL’s common stock.

PROPOSAL 4: SPECIAL SHAREOWNER MEETINGS

“RESOLVED, Shareowners ask our Board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meeting. This includes that a large number of small shareowners can combine their holdings to equal the above 10% of holders. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

“A special meeting allows shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call a special meeting investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

“This proposal topic won more than 60% support at the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

“The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvement in our company’s 2009 reported corporate governance status:

“The Corporate Library www.thecorporatelibrary.com, independent investment research firm rated our company “Moderate Concern” in executive pay. CEO James Miller’s $1.2 million in stock options raised concerns over the link between executive pay and company performance since small increases in our company’s share price can result in large windfalls. These options came on top of nearly $7.4 million earned on the exercise of options and vesting of restricted stock for Mr. Miller. Mr. Miller received $7 million in pension benefits (which includes an additional 22 years of credited services) since 2006. Compare this to the pension plan of some of our 10,000 employees.

“Frederick Bernthal, Allen Deaver (our Lead Director) and Stuart Heydt each had 12 to 18-years long-tenure — independence concern. Plus these directors were assigned to 4 of the 8 seats on our audit and combination committee of executive pay and nominations. Mr. Heydt also received our most withheld votes.

“The 2009 shareholder proposal for annual election of each director received our 78%-support and this even exceeded 53%-support from all shares outstanding. We had no shareholder right to act by written consent, cumulative voting, an independent chairman or elect directors by our majority vote (in spite of our 70%-support for this in 2007). Shareholder proposal to address all or some of these topics have received majority votes at our companies and each would be an excellent topic for our next annual meeting.

“The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings — Yes on 4.”

PPL’S STATEMENT IN RESPONSE TO PROPOSAL 4

Your Board of Directors opposes this proposal for the following reasons:

The shareowner proposal requests that your Board of Directors take the steps necessary to amend PPL’s governing documents to allow holders of 10% of PPL’s outstanding common stock the power to call a special shareowner meeting. Your Board of Directors has carefully considered this proposal and the arguments for and against the proposal. We have concluded that modifying our governing documents to permit a relatively small minority of shareowners to call special meetings is unnecessary and could result in a counterproductive use of PPL’s resources.

We fully recognize the importance of providing our shareowners with an effective means of making their voices heard in the governance of PPL and ensuring that their interests are at all times protected. We believe, however, that the interests of our shareowner base as a whole are best served by adopting procedures that allow shareowners to exercise their rights in an efficient and orderly manner, without causing an undue burden on the operations and management of PPL. Under our Bylaws, a special meeting of shareowners may be called at any time by the Chairman of the Board or by resolution of your Board of Directors. This provision conforms to the requirements of the Pennsylvania Business Corporation Law and is an appropriate corporate governance provision because it (1) enables the orderly conduct of our business, (2) affords your Board of Directors ample notice and opportunity to respond to proposals and (3) allows your directors, according to their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of shareowners to convene a special meeting.

Moreover, the governing documents of PPL include a number of procedures by which shareowners may participate in the governance of PPL. For example, our shareowners have the ability to present proposals at our annual meetings and make director nominations, in accordance with our Bylaws or the requirements of the Securities Exchange Act of 1934, as applicable. Shareowners also have the ability to recommend director nominees to the Compensation, Governance and Nominating Committee of the Board and to communicate concerns to the Board outside of the framework of the annual meeting. See “Communications with the Board” on page 12. We believe these avenues of participation in the governance of PPL provide an effective voice for shareowners in an efficient and cost-effective manner.

For a company with as many shareowners as PPL, a special meeting of shareowners is both expensive and time-consuming. PPL must prepare the required disclosure documents and distribute the information to all shareowners. In addition, your Board of Directors and members of senior management must dedicate a significant amount of time to prepare for and conduct the meeting — time that would otherwise be spent in the operation of our business. Because of the substantial costs to all of our shareowners, we believe special meetings should be called only when the interests of a substantial number of shareowners are implicated. In contrast, the proposal effectively allows a relatively small minority of shareowners to unilaterally direct company resources and management attention to an agenda that could very well be of limited importance and interest to the entire shareowner body. Furthermore, the proposal includes no limit on the number of special meetings such a small minority of shareowners could call, which could significantly distract management and disrupt the conduct of our business.

Your Board of Directors recommends that
you vote AGAINST Proposal 4

The second shareowner proposal is submitted by the United Association S&P 500 Index Fund, located c/o United Association of Journeyman and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, Three Park Place, Annapolis, Maryland 21401. The Fund has advised the company that its proxy, ProxyVote Plus, LLC or its designee, plans to introduce the following resolution at the Annual Meeting. We have been notified that the Fund is the beneficial owner of 8,577 shares of PPL’s common stock.

PROPOSAL 5: DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL

“Resolved: That the shareholders of PPL Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (articles of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with the plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

“Supporting Statement: In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

“In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

“We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.”

PPL’S STATEMENT IN RESPONSE TO PROPOSAL 5

Your Board of Directors opposes this proposal for the following reasons:

The shareowner proposal requests that your Board of Directors initiate the appropriate process to amend PPL’s governance documents to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners, with a plurality vote standard retained for contested director elections. Your Board of Directors has carefully considered this proposal and the arguments for and against the proposal. After careful consideration, your Board of Directors has determined that implementing the majority vote standard advanced in this shareowner proposal would not enhance shareowner value and would not be in the best interests of PPL and its shareowners.

PPL Has Already Addressed the Concerns Expressed in the Proposal. PPL’s current director election policies are provided for under its Bylaws and Guidelines for Corporate Governance. PPL’s Bylaws provide that directors are elected under a plurality vote standard, meaning that the nominees who receive the most affirmative votes will be elected to your Board. Plurality voting is the default standard under the law of the Commonwealth of Pennsylvania, where PPL is incorporated, and has long been the accepted standard among large public companies. Consequently, the rules governing plurality voting are well-established and understood.

Notwithstanding the foregoing, in order to address concerns about the plurality standard, in January 2010, the Board adopted an amendment to its Guidelines for Corporate Governance to include a director resignation policy (the “Director Resignation Policy”). Your Board believes that this policy serves the interests of PPL’s shareowners by establishing direct and effective consequences for any director who does not receive a majority vote in a non-contested election. The Director Resignation Policy, the full text of which can be found in our Guidelines for Corporate Governance on the Corporate Governance section of PPL’s Web site (www.pplweb.com/about/corporate+governance), provides that:

•	In any uncontested election of directors, any incumbent director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to your Board of Directors following the final tabulation of the shareowner vote.

•	The Compensation, Governance and Nominating Committee, which consists entirely of independent directors, will consider the director’s resignation and will make a recommendation for consideration by your Board of Directors. Within 90 days following the final vote tabulation, your Board of Directors will act on the tendered resignation and the recommendation of the Compensation, Governance and Nominating Committee.

•	Thereafter, your Board of Directors will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation (or the reason(s) for rejecting the resignation, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

Your Board of Directors believes that the Director Resignation Policy promotes a good balance between providing shareowners a meaningful and significant role in the process of electing directors and allowing the Board flexibility to exercise its independent judgment on a case-by-case basis.

History of Strong Directors under the Plurality Vote Standard. The Company’s plurality vote standard has resulted in an excellent history of electing strong and independent directors. The average of the highest withhold vote for any director for the past 10 years is only 4.45% of the shares voted with respect to such directors. As a result, changing our current voting requirement to majority voting would have had no effect on the outcome of our election process during the past ten years. Moreover, your Board of Directors has historically been comprised of highly qualified directors from diverse backgrounds, substantially all of whom have been “independent” within the meaning of standards adopted by the New York Stock Exchange. Accordingly, your Board of Directors believes that PPL’s current standards and policies continue to promote the best interests of PPL’s shareowners.

Your Board of Directors recommends that
you vote AGAINST Proposal 5

Annex A

Proposed Amendments to Sections 4.03 and 4.04
of the Company’s Bylaws

Section 4.03. Number and Term of Office.

(c)  ~~Classification of Directors~~  Term of Office.--~~Except as otherwise provided in or fixed by or pursuant to the articles of incorporation, the board of directors shall be divided into three classes as nearly equal in number as may be. The initial term of office of each director in the first class shall expire at the annual meeting of shareholders in 1996; the initial term of office of each director in the second class shall expire at the annual meeting of shareholders in 1997; and the initial term of office of each director in the third class shall expire at the annual meeting of shareholders in 1998. At each annual election commencing at the annual meeting of shareholders in 1996 and thereafter, the successors to the class of directors whose term expires at that time shall be elected to hold office for a term of three years to succeed those whose term expires, so that the term of one class of directors shall expire each year~~ .Beginning with the 2011 annual meeting of shareholders, all directors, including any directors previously elected for three-year terms, must stand for election on an annual basis. Each director elected at or after the 2011 annual meeting of shareholders shall be elected for a one-year term. Each director shall hold office ~~for the term of which he or she is elected or appointed~~  until the next annual meeting and until a successor has been selected and qualified or until his or her earlier death, resignation or removal. ~~In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her earlier death, resignation or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the board of directors among the three classes of directors so as to maintain such classes as nearly equal in number as may be.~~

Section 4.04. Vacancies.

(a)  General Rule — Vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board though less than a quorum, or by a sole remaining director, and each person so selected shall be a director to serve until the next ~~selection of the class for which such director has been chosen~~ annual meeting, and until a successor has been selected and qualified or until his or her earlier death, resignation or removal.

A-1

To Scranton/Wilkes-Barre/Hazleton
To I-80, I-81
To Poconos
To I-80, I-380
Rte 33
Rte 100
Adrienne Dr.
Sycamore Rd.
Light at Penn Dr.
Penn Dr.
Rte 100
Highlight Detail
I-476
Rte 309 N
N.E. Extension PA Turnpike
US 22
To Easton/NewJersey
Bethlehem
Lehigh Valley Interchange
Rte 309 N
US 22
Tilghman Street
Hamilton Blvd
Rte 33
Allentown
I-78
I-78/22 Exit for Rte 100
Rte 100 N
Tilghman Street
I-78
To Harrisburg
I-78
Cetronia
I-78
Holiday Inn - Fogelsville
Rte 100
Emmaus
Rte 309 S
N.E. Extension PA Turnpike
I-476
Hamilton Blvd
US Rte 222
To Quakertown
Kutztown Rd.
To Kutztown/Reading/Lancaster
Trexlertown
Rte 100 S
To Philadelphia
N
W
E
S

DIRECTIONS TO PPL CORPORATION ANNUAL MEETING OF SHAREOWNERS

10 A.M. WEDNESDAY, MAY 19, 2010

HOLIDAY INN CONFERENCE CENTER

Fogelsville, Pennsylvania

From Interstate 78

- Take Exit 49A (Trexlertown) to Route 100 South
- Proceed south on Route 100
- Turn right at the first light (Penn Drive) and stay in the right lane
- Take the next right (Sycamore Road)
- Continue straight to the Holiday Inn past Hilton Garden Inn, Florence Bar & Grille and Krause Toyota

From Reading

- Take Route 222 North from Reading
- 2.8 miles past the Premise Maid Candy and Ice Cream Shop, take the Fred Jaindl Highway following signs to Route 100 North (Fogelsville/Allentown)
- Proceed 1.6 miles on the Fred Jaindl Highway and take the Route 100 North exit (Fogelsville/Trexlertown)
- At the traffic light at the end of the ramp, turn left (Route 100)
- Travel north on Route 100 (stay in the left lane) for 1.3 miles. At the fourth traffic light, turn left at Penn Drive
- Make the first right onto Sycamore Road
- Continue straight to the Holiday Inn past Hilton Garden Inn, Florence Bar & Grille and Krause Toyota

PPL Shareowner News and Information Line (800-345-3085)

Shareowner Inquiries:

PPL Shareowner Services
Wells Fargo Bank, N.A.
161 North Concord Exchange
South St. Paul, MN 55075-1139

Toll Free: 1-800-345-3085
Outside U.S.: 651-453-2129
FAX: 651-450-4085
www.wellsfargo.com/shareownerservices

Online Account Access:  Registered shareowners can access account information by visiting www.shareowneronline.com.

For questions about PPL Corporation or its subsidiaries:

Manager — PPL Investor Services
Two North Ninth Street (GENTW13)
Allentown, PA 18101
FAX: 610-774-5106
Via e-mail: invserv@pplweb.com

PPL, PPL Energy Supply, LLC and PPL Electric Utilities Corporation file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2009 is available without charge by writing to the Investor Services Department at the address printed above, by calling 1-800-345-3085, or by accessing it through the Investor Center page of PPL’s Internet Web site identified below.

Whether you plan to attend the Annual Meeting or not, you may vote over the Internet, by telephone or by returning your proxy. To ensure proper representation of your shares at the Annual Meeting, please follow the instructions at the Web site address on your proxy or follow the instructions that you will be given after dialing the toll-free number on your proxy. You may also mark, date, sign and mail the accompanying proxy as soon as possible. An envelope, which requires no postage if mailed in the United States, is included for your convenience.

For the latest information on PPL Corporation,
visit our location on the Internet at
http://www.pplweb.com

COMPANY # There are three ways to vote your Proxy Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.eproxy.com/ppl Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on May 18, 2010. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic proxy. PHONE – 1-800-560-1965 Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on May 18, 2010. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PPL Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD 3 Please detach here 3 The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. Election of directors: 01 Stuart E. Graham 03 Craig A. Rogerson Vote FOR Vote WITHHELD 02 Stuart Heydt all nominees from all nominees (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Company Proposal to Amend the Company’s Bylaws to Eliminate Classification For Against Abstain of Terms of Board of Directors 3. Ratification of the Appointment of Independent Registered Public Accounting Firm For Against Abstain The Board of Directors Recommends a Vote AGAINST Items 4 and 5. 4. Shareowner Proposal – Special Shareowner Meetings For Against Abstain 5. Shareowner Proposal – Director Election Majority Vote Standard Proposal For Against Abstain Address Change? Mark Box Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PPL CORPORATION ANNUAL MEETING OF SHAREOWNERS WEDNESDAY, MAY 19, 2010 10 A.M. HOLIDAY INN CONFERENCE CENTER FOGELSVILLE, PA If you have consented to access the annual report and proxy information electronically, you may view it by going to PPL Corporation’s Web site. You can get there by typing in the following address: http://www.pplweb.com/PPLCorpProxy PPL Corporation Two North Ninth Street Allentown, PA 18101 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2010. James H. Miller and E. Allen Deaver, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PPL Corporation to be held on May 19, 2010, and any adjournments or postponements thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments or postponements thereof. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3 and “AGAINST” Items 4 and 5. By signing the proxy, you revoke all prior proxies and appoint James H. Miller and E. Allen Deaver, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof. See reverse for voting instructions.